UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

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Dana Incorporated

Proxy Statement and Notice of
2020 Annual Meeting of Shareholders

Our Proxy Statement and Annual Report
are Available at www.dana.com/proxy

Dana Incorporated
3939 Technology Drive
Maumee, Ohio 43537

March 12, 2020

Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 2020 Annual Meeting of Shareholders of Dana Incorporated at 8:30 a.m., Eastern Time, on Wednesday, April 22, 2020 at our World Headquarters located at 3939 Technology Drive, Maumee, Ohio 43537. Registration will begin at 7:30 a.m., Eastern Time.

The 2019 Annual Report, which is included in this package, summarizes Dana’s major developments and includes our consolidated financial statements.

Whether or not you plan to attend the 2020 Annual Meeting of Shareholders, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet indicating how you would like your shares voted. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement or the “Notice and Access” card we have provided.

Sincerely,

James K. Kamsickas Chairman of the Board of Directors

PROXY STATEMENT

Dana Incorporated
Notice of Annual Meeting of Shareholders
March 12, 2020

Date:	April 22, 2020
Time:	8:30 a.m., Eastern Time
Place:	Dana Incorporated World Headquarters 3939 Technology Drive Maumee, Ohio 43537

We invite you to attend the Dana Incorporated 2020 Annual Meeting of Shareholders to:

1.	Elect nine Directors for a one-year term expiring in 2021 or upon the election and qualification of their successors;
2.	Act on an advisory vote to approve executive compensation;
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020;
4.	Consider a shareholder proposal regarding amending Dana’s Bylaws, if properly presented at the Annual Meeting; and
5.	Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 24, 2020 (the Record Date). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Dana mailed this Notice of Annual Meeting or a Notice of Availability of Proxy Materials to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Dana will have a list of shareholders who can vote available for inspection by shareholders at the Annual Meeting, and for 10 days prior to the Annual Meeting, during regular business hours at Dana’s Law Department, 3939 Technology Drive, Maumee, Ohio 43537.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system, or by using the Internet voting system. You will find instructions for voting by telephone, by the Internet on the proxy card, in the “Notice and Access” card we have provided and in the "Questions and Answers" section of the proxy statement. If you wish to attend the Annual Meeting in person, you must register in advance. Please vote your proxy, then follow the instructions in the “Questions and Answers” section below.

By Order of the Board of Directors,

March 12, 2020	Douglas H. Liedberg Senior Vice President, General Counsel, and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 22, 2020.
Dana’s Proxy Statement and our 2019 Annual Report are available at www.dana.com/proxy.

Dana Incorporated

3939 Technology Drive
Maumee, Ohio 43537

2020 PROXY STATEMENT

QUESTIONS AND ANSWERS

The Board of Directors is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Wednesday, April 22, 2020, beginning at 8:30 a.m., Eastern Time, at our World Headquarters located at 3939 Technology Drive, Maumee, Ohio 43537. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning March 12, 2020.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. Dana's Board of Directors is soliciting this proxy. All references in this proxy statement to "you" will mean you, the shareholder, and to "yours" will mean the shareholder's or shareholders', as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (the SEC) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement and the accompanying proxy card were first mailed to the shareholders on or about March 12, 2020.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting, including: i) election of directors; ii) an advisory vote on executive compensation; iii) ratification of the appointment of Dana’s independent registered public accounting firm; and iv) a shareholder proposal, if properly presented at the Annual Meeting. Also, management will report on the state of Dana and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the Annual Meeting is February 24, 2020 (the Record Date). The Record Date was established by the Board of Directors as required by Delaware law. Holders of our common stock at the close of business on the Record Date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on the Record Date may vote at the meeting. On February 24, 2020, 144,449,797 shares of our common stock were outstanding, and accordingly, are eligible to be voted.

What are the voting rights of the holders of common stock?

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

What is “Notice and Access” and why did Dana elect to use it?

We are making the proxy solicitation materials available to shareholders who hold shares electronically via the Internet under the Notice and Access rules and regulations of the SEC. On or about March 12, 2020, we mailed to such shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) in lieu of mailing a full set of proxy materials. Accordingly, our proxy materials are first being made available to our shareholders on or about March 12, 2020. The Notice includes information on how to access and review the proxy materials and how to vote via the Internet. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this method of delivery will decrease costs, expedite distribution of proxy materials to you and reduce our environmental impact. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting. Shareholders who received the Notice but would like to receive a printed copy of the proxy materials in the mail should follow the instructions in the Notice for requesting such materials.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See "How do I vote my shares?" below.

I share an address with another shareholder. Why did we receive only one set of proxy materials?

Dana may satisfy SEC rules regarding delivery of our proxy materials, including our proxy statement, or delivery of the Notice by delivering a single copy of these documents to an address shared by two or more shareholders. This process is known as “householding.” To the extent we have done so, we have delivered only one set of proxy materials or one Notice, as applicable, to shareholders who share an address with another shareholder, unless contrary instructions were received prior to the mailing date.

We undertake to deliver promptly upon written or oral request a separate copy of our proxy statement, our 2019 Annual Report and/or our Notice, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. To make such a request, use the information provided below:

Internet www.proxyvote.com
Telephone 1-800-579-1639
Email sendmaterial@proxyvote.com

When requesting materials, the control number found in the box marked by an arrow on the Notice and Access card will need to be provided.

If your common stock is held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our 2019 Annual Report or the Notice, either now or in the future, please contact your brokerage firm or bank. If your brokerage or bank is unable or unwilling to assist you, please make such request using the contact information indicated above.

Shareholders sharing an address who are receiving multiple copies of proxy materials and who want to receive a single copy of our annual reports, proxy statements and/or our notices may do so by submitting a request using the contact information provided in this section.

How do I vote my shares?

If you are a registered shareholder of record as of February 24, 2020, as opposed to a street name holder, you will be able to vote in the following ways: by telephone, by the internet, by mail, or in person at the Annual Meeting.

TO VOTE BY TELEPHONE: Call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. (ET), on April 21, 2020.

Use any touch-tone telephone to vote your proxy.

►	Make sure you have your proxy card, notice document or email that you received and follow the simple instructions provided.

(OR)

TO VOTE BY THE INTERNET: www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. (ET), on April 21, 2020.

►	Make sure you have your proxy card, notice document or email that you received and follow the simple instructions provided.

(OR)

TO VOTE BY MAIL:

►	If you received printed copies of the proxy materials by mail, you may mark, date and sign the enclosed proxy card and return it in the postage-paid envelope that was provided to you. You should sign your name exactly as it appears on the proxy card.
►	If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

(OR)

TO VOTE IN PERSON AT THE ANNUAL MEETING:

►	Bring the proxy card, notice document or email you received and bring other proof of identification and request a ballot at the meeting.

If you submit a proxy to Dana before the Annual Meeting, the persons named as proxies will vote your shares as you directed. If no instructions are specified, the proxy will be voted: i) “FOR” all of the listed director nominees; ii) “FOR” approval of the advisory vote on executive compensation; iii) “FOR” ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm; and iv) “AGAINST” the shareholder proposal.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Dana at the Dana Law Department, 3939 Technology Drive, Maumee, Ohio 43537;
(2)	submitting another properly completed proxy card that is later dated;
(3)	voting by telephone at a subsequent time;
(4)	voting by internet at a subsequent time; or
(5)	voting in person at the Annual Meeting.

If you hold your shares in "street name," you must provide voting instructions for your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. You will also need to provide to us a brokerage statement if you intend to attend the Annual Meeting.

What is a quorum?

There were 144,449,797 shares of Dana's common stock issued and outstanding on the Record Date. A majority of the issued and outstanding shares, or 72,224,899 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

For shareholders of record: If you are the shareholder of record and you do not vote by proxy card, by telephone or via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

For holders in street name: If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (NYSE) rules, your broker may vote shares held in street name on certain “routine” matters. The NYSE rules consider the ratification of the appointment of our independent registered public accounting firm to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you.

When a proposal is not a routine matter, such as the election of directors, the advisory vote on executive compensation, and the shareholder proposal, and you have not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on a specific proposal.

What votes are required?

Proposal I - Election of Directors: If a quorum exists, the election requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. As outlined in our Bylaws, regardless of this plurality vote any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Board for consideration in accordance with the procedures set forth in the Bylaws. Our Nominating and Corporate Governance Committee will then evaluate the best interests of Dana and its shareholders and will recommend to the Board the action to be taken with respect to the tendered resignation. Following the Board’s determination, Dana will promptly publicly disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation. Broker non-votes will not be counted as eligible to vote and, therefore, will have no effect on the outcome of the voting.

Proposal II - Advisory Vote on Executive Compensation: The proposal represents an advisory vote and the results will not be binding on the Board or Dana. If a quorum exists, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter will constitute the shareholders’ non-binding approval with respect to our executive compensation programs. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the proposal and, therefore, will have no effect on the outcome of the voting on the proposal. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal III - Ratification of the Appointment of the Independent Registered Public Accounting Firm: If a quorum exists, the proposal to ratify the appointment of the independent registered public accounting firm must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Brokers will have discretionary voting power to vote this proposal so we do not anticipate any broker non-votes (described above).

Proposal IV - Shareholder Proposal: The shareholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the shareholder proponent. If a quorum exists, the shareholder proposal must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the proposal and, therefore, will have no effect on the outcome of the voting on the proposal.

Dana will vote properly completed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. No other matters are currently scheduled to be presented at the Annual Meeting. An independent third party, Broadridge Financial Services, will act as the inspector of the Annual Meeting and the tabulator of votes.

How do I attend the Annual Meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. You must pre-register to attend. Please contact Dana Shareholder Services by email at InvestorRelations@dana.com or by telephone at 1-800-537-8823 providing your name, address, telephone number with area code, and note that you plan to attend the annual meeting. Dana will independently verify the status of shareholders of record as of the Record Date. Beneficial shareholders must provide evidence of share ownership to Dana Shareholder Services.

Beneficial Shareholders – Those shareholders that hold their shares in “street name” must contact their brokerage firm, bank or other nominee and obtain a legal proxy in order to attend the meeting and vote their shares in person. Generally, there will be a box that you can check on the voting instruction card or website to indicate that you wish to attend and vote your shares at the annual meeting. You must provide a copy of the legal proxy to Dana Shareholder Services as definitive proof of ownership as of the Record Date in order to attend the meeting and to vote your shares in person.

If a beneficial shareholder does not obtain a legal proxy, but still wants to attend the annual meeting (and not vote their shares in person), you may provide other evidentiary material, such as broker statements, trade advices or a letter from your broker proving ownership as of the Record Date. Dana reserves the right to restrict admission if evidentiary material is not definitive proof of proper and timely ownership.

Dana will maintain a list of verified shareholders at the Annual Meeting of Shareholders. To gain admission at the meeting, you must present government-issued photo identification that matches the name on the pre-registration list.

Annual meeting pre-registration requests must be received by the end of business on Tuesday, April 21, 2020.

Seating is limited and admission is on a first-come basis.

Who pays for the costs of the Annual Meeting?

Dana pays the cost of preparing and printing the proxy statement and soliciting proxies. Dana will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Dana will use the services of D.F. King & Co., Inc., a proxy solicitation firm, at a cost of approximately $12,500 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Dana and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Dana also will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Dana's common stock.

How can shareholders propose business (other than nominations) for consideration by shareholders at the 2021 Annual Meeting of Shareholders?

Proposals to be Considered for Inclusion in Dana’s Proxy Materials – Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), we must receive shareholder proposals by November 12, 2020 to consider them for inclusion in our proxy materials for the 2021 Annual Meeting of Shareholders. A shareholder submitting a proposal for inclusion in our proxy materials must comply with Rule 14a-8.

Other Proposals for Consideration at the 2021 Annual Meeting – A shareholder who intends to propose an item of business at the 2021 Annual Meeting of Shareholders (not for inclusion in our proxy materials) must comply with the requirements set forth in our Bylaws. Under Dana's Bylaws, our shareholders must provide advance notice to Dana in such cases. For the 2021 Annual Meeting of Shareholders, notice must be received by Dana's Corporate Secretary no later than the close of business on January 22, 2021 and no earlier than the open of business on December 23, 2020.

If Dana moves the 2021 Annual Meeting of Shareholders to a date that is more than 25 days before or after the date which is the one-year anniversary of this year's Annual Meeting date (i.e., April 22, 2021), Dana must receive your notice no later than the close of business on the 10th day following the day on which notice of the meeting date is first distributed to shareholders or Dana makes a public announcement of the meeting date, whichever occurs first.

Under Dana’s Bylaws, the notice of proposed business must include a description of the business and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Dana's Bylaws specifying the advance notice and additional requirements for submission of shareholder proposals are available on Dana's website at www.dana.com.

How can shareholders nominate individuals for election as directors for consideration by shareholders at the 2021 Annual Meeting of Shareholders?

Director Nominations for Inclusion in Dana’s Proxy Materials (Proxy Access) – Pursuant to Dana’s Bylaws, a shareholder (or a group of up to 20 shareholders) who has continuously owned at least 3% of our shares for at least three years and has complied with the other requirements of our Bylaws may nominate and include in Dana’s proxy materials director nominees constituting up to 25% of Dana’s Board. Notice of a proxy access nomination for consideration at the 2021 Annual Meeting must be received no later than the close of business on November 12, 2020 and no earlier than the open of business on October 13, 2020.

Other Nominations for Consideration at the 2021 Annual Meeting – A shareholder who intends to nominate a person for election as a director at the 2021 Annual Meeting of Shareholders (other than under proxy access) must comply with the requirements set forth in our Bylaws. Under Dana's Bylaws, our shareholders must provide advance notice to Dana in such cases. For the 2021 Annual Meeting of Shareholders, notice must be received by Dana's Corporate Secretary no later than the close of business on January 22, 2021 and no earlier than the open of business on December 23, 2020.

If Dana moves the 2021 Annual Meeting of Shareholders to a date that is more than 25 days before or after the date which is the one-year anniversary of this year's Annual Meeting date (i.e., April 22, 2021), Dana must receive your notice no later than the close of business on the 10th day following the day on which notice of the meeting date is first distributed to shareholders or Dana makes a public announcement of the meeting date, whichever occurs first.

In All Cases – Whether a nomination is made under our proxy access bylaw or under our advance notice bylaw, a shareholder’s notice to nominate individuals for election to the Board of Directors must provide information about the shareholder and the nominee, as well as the written consent of the proposed nominee to being named in the proxy statement and to serve as a director if elected. Dana's Bylaws specifying the proxy access, advance notice and additional requirements for submission of nominations are available on Dana's website at www.dana.com.

Where should shareholders send proposals for business and director nominations for consideration at the 2021 Annual Meeting of Shareholders?

All shareholder nominations of individuals for election as directors or proposals of other items of business to be considered by shareholders at the 2021 Annual Meeting of Shareholders must be submitted in writing to our Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537.

How many of Dana's directors are independent?

Dana's Board of Directors has determined that eight of Dana's nine directors are independent. For a discussion of the Board of Directors' basis for this determination, see the section of this proxy statement entitled "Director Independence and Transactions of Directors with Dana."

Does Dana have a Code of Ethics?

Yes, Dana has Standards of Business Conduct for Employees, which applies to employees and agents of Dana and its subsidiaries and affiliates, as well as Standards of Business Conduct for Members of the Board of Directors. The Standards of Business Conduct for Employees and Standards of Business Conduct for Members of the Board of Directors are available on Dana's website at www.dana.com.

Is this year's proxy statement available electronically?

Yes. You may view this proxy statement and the proxy card, as well as the 2019 Annual Report, electronically by going to our website at www.dana.com/proxy and clicking on the document you wish to view, either the proxy statement and proxy card or annual report.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

A copy of Dana's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC, may be obtained without charge upon written request to the Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537.

Dana’s Proxy Statement and Annual Report on Form 10-K are available on our website at www.dana.com/proxy.

EXECUTIVE OFFICERS

Following are the names and ages of the executive officers of Dana, their positions with Dana and summaries of their backgrounds and business experience. Our executive officers are those individuals who serve on Dana’s Executive Leadership Team. All executive officers are elected or appointed by the Board of Directors and hold office until the annual meeting of the Board of Directors following the annual meeting of shareholders in each year.

Name	Age as of February 24, 2020	Principal Occupation and Business Experience During Past 5 Years	Executive Officer
Aziz S. Aghili	61
Executive Vice President and President, Off-Highway Drive and Motion Systems (since February 2020), Executive Vice President, President of Off-Highway Drive and Motion Systems (August 2018 to February 2020), President of Off-Highway Drive and Motion Systems (July 2011 to August 2018), Dana Incorporated.
			2011 - Present
Jonathan M. Collins	40
Executive Vice President and Chief Financial Officer (since January 2017), Senior Vice President and Chief Financial Officer (March 2016 to January 2017), Dana Incorporated; Senior Vice President and Chief Financial Officer (April 2013 to March 2016), Vice President, Finance (October 2010 to April 2013), ProQuest (a global information, content and technology company).
			2016 - Present
James K. Kamsickas	53
Chairman of the Board (since December 2019), President and Chief Executive Officer (since August 2015), Dana Incorporated; President, Chief Executive Officer (April 2012 to August 2015), Global Co-Chief Executive Officer and President of North America and Asia (January 2011 to April 2012), President and Chief Executive Officer of North America and Asia (April 2007 to December 2010), International Automotive Components Group, S.A. (global supplier of automotive interior components and systems). Prior to IAC, Mr. Kamsickas held numerous domestic and international positions over 18 years with Lear Corporation (a leading global supplier of automotive seating and electrical systems).
			2015 - Present
Douglas H. Liedberg	52	Senior Vice President, General Counsel and Secretary (since May 2017), Associate General Counsel (November 2008 to April 2017), Dana Incorporated.	2017 - Present
Dwayne E. Matthews	60	President, Power Technologies (since September 2009), Dana Incorporated.	2011 - Present
Robert D. Pyle	53
Executive Vice President and President, Light Vehicle Drive Systems (since January 2020), President, Light Vehicle Driveline Technologies (January 2014 to February 2020); President of Asia Pacific (May 2012 to December 2013), Dana Incorporated.
			2014 - Present
Mark E. Wallace	53
Executive Vice President and President, Commercial Vehicle Drive and Motion Systems and Aftermarket (since February 2020), Executive Vice President, President, Dana Commercial Vehicle Driveline Technologies, Aftermarket & Operational Excellence (August 2016 to February 2020), Executive Vice President, Dana On-Highway Driveline Technologies (January 2014 to August 2016), Executive Vice President (June 2011 to January 2014), President of Light Vehicle Driveline Technologies (September 2012 to January 2014), Dana Incorporated.
			2008 - Present

Executive Compensation
Compensation Discussion and Analysis

Introduction

Our Compensation Discussion and Analysis (CD&A) provides information about the executive compensation philosophy, key principles and approaches Dana uses to determine the elements of compensation awarded to, earned by and paid to each of our named executive officers (NEOs) during 2019. This discussion offers context to the compensation disclosures included in the accompanying compensation tables and corresponding narrative discussion and footnotes below, and it should be read in conjunction with those disclosures.

Our NEOs for 2019 whose compensation is discussed in this CD&A and is included in the related tables are:

Name	Title
James K. Kamsickas	Chairman of the Board and Chief Executive Officer
Jonathan M. Collins	Executive Vice President and Chief Financial Officer
Mark E. Wallace	Executive Vice President and President, Commercial Vehicle Drive and Motion Systems and Aftermarket
Aziz S. Aghili	Executive Vice President and President, Off-Highway Drive and Motion Systems
Robert D. Pyle*	President, Light Vehicle Drive Systems

*Mr. Pyle was named Executive Vice President and President, Light Vehicle Drive Systems effective January 1, 2020

Executive Overview

Business Performance & Financial Results

Our key 2019 business and financial highlights:

►	Experienced a record top-quartile year for safety performance with across-the-board improvements in lost-time and recordable incidents, and severity rates.
►	Recorded significant enhancements to Dana’s Sustainability and Social Responsibility programs, including employee engagement and diversity and inclusion programs (see www.dana.com/company/sustainability-and-social-responsibility).
►	Recognized as a top workplace employer at our facilities in the Asia-Pacific region, and in India, Italy, Mexico and the U.S.
►	Successfully integrated strategic acquisitions including Oerlikon Drive Systems, SME and Nordresa, exceeding cost synergy targets and strengthening Dana’s e-Portfolio and broader electric vehicle position.
►	Received more than 35 customer and industry honors across all business units, most notably, awarded the 2019 PACE Award for our Spicer AdvanTEK Ultra axle system, and named Supplier of the Year by both General Motors and FCA.
►	Delivered $477 million year-over-year sales growth, up 6% to $8.6 billion, including an additional $350 million of organic sales backlog.
►	Achieved $62 million of incremental Adjusted EBITDA, up 6% to $1.019 billion, for an Adjusted EBITDA margin of 11.8% and diluted adjusted earnings per share of $3.06.
►	Produced a third consecutive year of Adjusted Free Cash Flow growth, increasing 12% to $272 million and yielding in excess of 3% of sales.
►	Our shareholders enjoyed a 34% appreciation in the price of Dana shares over the course of 2019.

Dana’s Compensation Philosophy

The objective of our executive compensation program is to retain, attract, motivate and reward our senior leaders in the successful execution of our strategy. Our long-range enterprise strategy builds on our strong foundation of innovation and technology and leverages our operating model driven by cross functional resource sharing while maintaining a customer centric focus. Our strategy furthers the expansion of our global markets and accelerates the commercialization of new technology, enabling us to sustain our profitable growth trajectory while capitalizing on our position as a leader in electrified mobility. As such, the program is designed to balance short-term performance with long-term growth, offering compensation and benefits that are competitive with executive compensation arrangements provided to executive officers at similar levels at comparably sized companies with whom we compete for talent. Dana’s executive compensation philosophy is reviewed annually by the Compensation Committee, with a focus on the following key goals:

✓
Reward performance – A substantial percentage of executive pay is performance-based and therefore at risk. Our pay programs reflect our “pay-for-performance” culture that aligns incentives with shareholder interests.
	✓	Drive ownership mentality – We require executives to personally invest in Dana’s success through stock ownership guidelines that require executives to own a significant amount of our stock.
✓
Emphasize long-term incentive compensation – We share a portion of the value created for shareholders with those responsible for the results through our performance-based long-term incentive compensation plans. Performance Shares reward executives for delivering long-term Adjusted EBITDA Margin and Return on Invested Capital (ROIC) performance.
✓
Retain, reward and attract the best talent to achieve superior results – To consistently outperform our competitors, we need to retain and recruit superior talent capable of driving superior results. We have structured our compensation program to motivate and reward these results.

Dana’s Executive Compensation Practices

Dana’s executive compensation program features many best practices that serve shareholder interests.

	What We Do		What We Don’t Do
►	Base half of our long-term compensation on the achievement of objective, pre-established goals tied to financial, operational, and strategic measures.	►	No excise tax gross ups.
►	Award incentive compensation based on objective measures.	►	No excessive perquisites.
►	Apply an accelerated schedule to meet minimum stock ownership guidelines.	►	No hedging or pledging of Dana stock.
►	Maintain a clawback policy to recapture unearned incentive payments.	►	No excessive change-in-control or executive severance provisions.
►	Retain an independent compensation consultant.
►	Include double trigger vesting of equity awards and severance payments upon a change in control.

Say on Pay and Shareholder Engagement

Last year’s advisory vote on executive compensation (Say on Pay) was again firmly supported by our shareholders. 93% of votes were cast in favor of our pay practices which we believe signals that our shareholders understand that our executive compensation program is appropriately aligned with their interests. We value feedback from our shareholders and throughout 2019 we were actively engaged with shareholders through participation in numerous investor meetings and conferences, many of which were attended by our Chairman and CEO. In addition, we hosted an investor day in March where we presented our refreshed enterprise strategy, Powering into e-Drive. The Compensation Committee considered the favorable Say on Pay vote and other factors explained in our CD&A and approved refinements to elements of our program to ensure the continued alignment of Dana’s strategy and business goals with shareholders’ long-term interests. Those changes are outlined in further detail later in this discussion and analysis.

Relationship Between Dana’s Pay & Performance

Compensation Peer Group

One of the factors our Compensation Committee uses in setting executive compensation is an evaluation of how our target compensation and benefits levels compare with those of similarly situated executives at companies that comprise our executive compensation peer group (Peer Group). Dana’s philosophy for senior executive pay, including NEO pay, is to target a range of +/- 15% of the 50th percentile of our Peer Group and general industry market data as provided by the Compensation Committee’s independent compensation consultant. In addition to market data, other factors, such as an individual’s experience, responsibilities and long-term strategic value to Dana, are also considered when making recommendations and decisions on compensation.

The Peer Group used for benchmarking executive pay for all NEOs is made up of companies that are:

►	in similar industries where Dana competes for talent, customers and capital – auto components, high-tech industrial, construction and farm machinery, heavy trucks and other durable goods manufacturers;
►	of similar size (as measured by annual revenue), with a range of about 1/3rd to 3x Dana’s revenue that results in a median revenue close to Dana’s; and
►	of similar complexity to Dana (e.g. multi-country and multi-segment).

The Peer Group is reviewed annually by the Compensation Committee and modifications are made to ensure each company in the group meets the above comparison criteria. The companies shown in the table below comprise our Peer Group:

American Axle & Manufacturing Holdings, Inc.	Illinois Tool Works Inc.
BorgWarner Inc.	Ingersoll-Rand plc
Cooper-Standard Holdings Inc.	Lear Corporation
Cummins Inc.	Meritor, Inc.
Delphi Technologies PLC	Navistar International Corporation
Dover Corporation	OshKosh Corporation
Eaton Corporation plc	Parker-Hannifin Corporation
Emerson Electric Co.	Tenneco Inc.
Flowserve Corporation	Terex Corporation
Fortive Corporation	The Timken Company

In 2019, the Compensation Committee, after review with its executive compensation consultant, made the following changes to the Peer Group. Cooper Tire & Rubber Company and Rexnord Corporation were removed as both companies fall below the ideal revenue range. Eaton Corporation plc, Emerson Electric Co. and Illinois Tool Works Inc. were added as compensation peers due to similarities to Dana in terms of industry and geographic complexity, diversity of business segments and the varied global markets they each serve.

Pay for Performance

We believe it is important to look at how NEO realizable pay compares to Dana’s performance as the pay that NEOs actually or could potentially receive is designed to link to such performance. The Compensation Committee and management analyzed the alignment between the pay of our NEOs and Dana’s three-year (2016-2018) performance relative to the Peer Group. The table below shows the characteristics that were used for the study.

Realizable Pay & Performance Measurement
Realizable Pay includes base salary, actual bonus payouts and theoretical gains of long-term incentive grants from 2016 through 2018 (“in-the-money” portion of options, all restricted stock awards/units granted and performance share/cash payouts). Long-term incentives include the value at the end of the period of the awards granted, which is not necessarily the value at vesting or exercise.

Note that this differs from the summary compensation table pay, which represents the grant-date fair value of the long-term incentive awards.

For purposes of this analysis, the following financial metrics were used — free cash flow growth, EBITDA growth, ROIC and revenue growth.

The following graphs show the correlation between realizable pay and the financial performance measures indicated above over a three-year period for Dana’s CEO and other NEOs, and the CEOs and other NEOs in our Peer Group. Performance is indicated across the horizontal axis (stronger performance from left to right) and compensation is reflected on the vertical axis (higher pay from bottom to top) of each of the graphs. Peers lacking the full three years of data have been excluded from the analysis.

NEO Pay Mix

To align pay levels for our NEOs with Dana’s performance, our pay mix places the greatest emphasis on performance-based incentives. A significant majority (86% of our Chairman and CEO’s target compensation and 75% of the average target compensation of our other NEOs) is performance-based.

Elements of the 2019 Executive Compensation Program

Our annual executive compensation program has three primary pay components: base salary, annual performance-based cash bonuses and long-term equity incentives. We also offer retirement and additional benefits.

COST TO DANA	ELEMENT	KEY CHARACTERISTIC		WHY WE PAY THIS ELEMENT		DETERMINING FACTORS
FIXED	Base salary	►	Fixed compensation payable in cash. Reviewed annually and adjusted when appropriate.	►	Provide base level of competitive cash compensation for retaining and attracting executive talent.	►	Experience, job scope, market data and individual performance.
VARIABLE	Annual cash incentive award	►	Variable compensation payable in cash based on performance-related financial and individual goals.	►	Motivate high performance and reward short-term Dana-wide, business unit and individual performance.	►	Corporate funding pool is based on financial performance metrics (Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow) and individual performance goals.
	Performance share awards (PSA)	►	PSAs vest after a three-year performance period based on achieving financial metrics.	►	Align the interests of shareholders with those of senior executives around long-term value creation and executive talent retention.	►	Target awards based on job scope, market data and individual performance.
				►	Minimize risk-taking behaviors for positive long- term results.	►	Payouts are based on our performance on financial metrics (Adjusted EBITDA Margin & Pre-Tax ROIC) over a three-year period.
	Restricted stock units (RSU)	►	RSUs vest on the third anniversary of the grant date.	►	Increase long-term equity ownership and focus executives on providing shareholders with superior investment returns.	►	Target award based on job scope, market data and individual performance.
				►	Vesting terms and ownership guidelines promote retention and a strong linkage to the long-term interests of shareholders.

Base Salary

We provide base salaries to compensate our NEOs for their primary roles and responsibilities, and to provide a stable level of annual compensation. Actual NEO salary levels and increases vary based on the NEO’s role, level of responsibility, experience, individual performance, future potential, and market value. In addition, salary increases may be warranted because of a promotion or change in responsibilities.

Considering market-based positioning and each NEO’s individual performance, the Compensation Committee approved the 2019 annualized base salary adjustments (effective April 1, 2019) below:

NEO	2018 Salary	2019 Salary	Percent Increase
James K. Kamsickas	$1,152,600	$1,175,000	1.9%
Jonathan M. Collins	$615,000	$658,000	7.0%
Mark E. Wallace	$605,000	$611,000	1.0%
Aziz S. Aghili	$550,000	$565,000	2.7%
Robert D. Pyle	$540,000	$546,000	1.1%

Base salary increases consider performance, market movement and other factors. A higher increase, as a percent of salary, was provided to Mr. Collins to align with base compensation comparable to executives in similar positions within Dana’s Peer Group.

Annual Performance-Based Cash Incentive

Our performance-based annual bonus program, the Dana Annual Incentive Plan (AIP), is a cash-based plan intended to motivate and reward employees based on Dana-wide, business unit and individual performance that drive shareholder value.

The AIP covers approximately 3,300 employees, including our NEOs. At the beginning of each year, the Compensation Committee reviews and approves an annual cash bonus target for each NEO as a percentage of base salary for the upcoming performance period. The NEOs may earn from 0% to 200% of their target incentive opportunity. 80% of the incentive opportunity is based on actual consolidated and business unit financial performance compared to targets, and 20% is based on individual performance goals focused on driving strategic, operational and other priorities of the business. All performance-related goals are approved by the Compensation Committee.

For our NEOs, the 2019 AIP target payout opportunities and results weightings are shown in the table below:

NEO	AIP Target Opportunity (% of Base Salary)	Consolidated and Business Unit Performance Results Weighting	Individual Performance Goals Results Weighting
James K. Kamsickas	125%	80% Consolidated	20% Individual
Jonathan M. Collins	75%	80% Consolidated	20% Individual
Mark E. Wallace	75%	40% Consolidated 40% Business Unit	20% Individual
Aziz S. Aghili	75%	40% Consolidated 40% Business Unit	20% Individual
Robert D. Pyle	70%	40% Consolidated 40% Business Unit	20% Individual

Following the Peer Group compensation benchmarking review, the Compensation Committee determined that for 2019, no changes to AIP target opportunities were needed for any of the NEOs, as the target opportunity levels were within the competitive pay range for each position. The performance results weightings for Messrs. Wallace, Aghili and Pyle remained at 40% business unit and 40% consolidated results to continue to incentivize and reward leveraging core capabilities, resources and knowledge across Dana.

The 2019 AIP was based on four key performance metrics shown in the table below and was designed to reward the achievement of performance goals at the consolidated, business unit and individual levels. Effective with the 2019 AIP, the financial performance metric weightings were rebalanced so that each metric had an equal weighting, which was designed to enhance incentives related to, and to better align with, profit margin expansion and free cash flow generation which are key value drivers of our business.

Annual Incentive Plan Metrics	2019 Weighting			Prior Weighting
Financial Performance Metrics
Adjusted EBITDA	1/3rd	}	80%	60%
Adjusted EBITDA Margin	1/3rd			20%
Adjusted Free Cash Flow	1/3rd			20%
Individual Performance Goals			20%	20%

Our incentive plans make certain adjustments to our reported results of operations for the purpose of calculating incentive awards. Such adjustments are designed to provide a comparable basis from year to year from which incentive awards are calculated to ensure that participants in the plan are incentivized and rewarded properly.

Adjustments to EBITDA generally include equity grant expense, restructuring expense, non-service cost components of pension and other postretirement benefits costs and other adjustments not related to our core operations (e.g., gains or losses on debt extinguishment, pension settlements, divestitures and impairments, etc.). With these adjustments for incentive plan purposes, there is alignment with the Adjusted EBITDA measure used in our publicly reported financial results. Adjustments to Free Cash Flow include discretionary pension contributions. An additional adjustment for incentive compensation is made to remove the effects of currency exchange rate fluctuations, which may have a significant impact on our financial results given our international footprint, and which is not within management’s control.

Company Financial Metrics and Performance

Dana’s financial performance makes up 80% of the overall AIP awards for the NEOs and is measured by three equally weighted financial metrics: Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow. We believe these metrics are appropriate measures of our underlying earnings and align with our overall business enterprise strategy and our external financial reporting commitments.

To determine whether annual incentive awards are paid, performance for the year is measured against specified target levels for each financial and individual performance goal. The target for 100% annual incentive achievement was based on achieving the levels of the three financial metrics from Dana’s (and each business unit’s) annual operating plan reflecting a level of performance which, at the time, was anticipated to be challenging but achievable. The threshold level was set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring significant achievements and reflecting performance at which the Compensation Committee believed a 200% target award was warranted.

Consolidated AIP Performance

The weighting, target performance, actual performance and payout of the 2019 AIP metrics at the consolidated level are shown in the table below. In addition to the change to the weighting for the metrics in the 2019 AIP, the performance ranges associated with the Adjusted EBITDA and Adjusted EBITDA Margin metrics were modified to complement the rigor inherent in our target-setting processes by further incentivizing the attainment of superior performance outcomes.

AIP Performance Metrics	Weight	Threshold	Target	Maximum	Actual	Payout (% of Target)
Adjusted EBITDA	1/3rd	$956M	$1,125M	$1,294M	$1,031M	58%
Adjusted EBITDA Margin	1/3rd	11.7%	12.3%	12.9%	11.8%	38%
Adjusted Free Cash Flow	1/3rd	$234M	$275M	$316M	$272M	95%
Weighted Payout for Consolidated Metrics:						64%

Business Unit AIP Performance

For Mr. Wallace, 40% of his AIP award is based on the weighted payout of the three performance metrics described above for the Commercial Vehicle Drive and Motion Systems business unit for which he is responsible. The weighted payout for Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow in the Commercial Vehicle Drive and Motion Systems business unit was 0% of Target.

For Mr. Aghili, 40% of his AIP award is based on the weighted payout of the three performance metrics described above for the Off-Highway Drive and Motion Systems business unit for which he is responsible. The weighted payout for Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow in the Off-Highway Drive and Motion Systems business unit was 51% of Target.

For Mr. Pyle, 40% of his AIP award is based on the weighted payout of the three performance metrics described above for the Light Vehicle Drive Systems business unit for which he is responsible. The weighted payout for Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow in the Light Vehicle Drive Systems business unit was 96% of Target.

For all individual business units, goals are not disclosed due to competitive harm concerns.

Individual Performance Goals

The NEOs’ individual performance makes up 20% of the overall AIP award. For 2019, the NEOs’ individual goals were focused on driving specific priorities such as, but not limited to, safety commitments, sales growth, financial performance, operational efficiencies and execution of our overall strategy.

The Compensation Committee reviews the strategic, operational and other individual performance goals for the Chairman and CEO and other NEOs. The Chairman and CEO sets forth each of the other NEO’s individual goals (and the weighting of each goal), subject to approval by the Compensation Committee. The Compensation Committee sets the individual goals and weighting of each goal for the Chairman and CEO.

The levels of achievement (0% - 200% of targeted goals) for the individual performance portion of the 2019 Annual Incentive award for each of our NEOs were: Mr. Kamsickas (100%), Mr. Collins (103%), Mr. Wallace (108%), Mr. Aghili (116%) and Mr. Pyle (95%).

2019 Annual Incentive Plan Results

The annual incentive payment for 2019, based on the financial and personal performance metrics shown above, for the NEOs are shown in the table below:

NEO	2019 AIP Award
James K. Kamsickas	$1,045,750
Jonathan M. Collins	$354,333
Mark E. Wallace	$216,294
Aziz S. Aghili	$294,930
Robert D. Pyle	$317,226

The performance and payout range (threshold, target and maximum incentive opportunity) of annual cash incentives for reaching 2019 performance goals under the 2019 AIP for each of our NEOs is provided in the table titled “Grants of Plan-Based Awards.” The actual award paid, as shown in the table above, is also provided in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Incentive Program

We believe that Dana’s long-term performance is driven through an ownership culture that rewards executives for creating and maximizing shareholder value. Our Long-Term Incentive Program (LTIP) provides participants, including our NEOs, with incentive awards that serve an important role by balancing short-term goals with long-term shareholder value creation while minimizing risk-taking behaviors that could negatively affect long-term results.

The Compensation Committee approves the amount of each long-term incentive award, which is based on a percentage of the NEO’s base salary. Each NEO’s award opportunity is based on a target dollar value (determined prior to the beginning of the performance period) assigned to his or her position based on market comparisons for similar positions, using both Peer Group and general industry market data. For 2019, following its market data review, the Compensation Committee approved an increase in Mr. Kamsickas’ LTIP target opportunity to better align with long-term compensation opportunities afforded chief executive officers of the companies in Dana’s Peer Group. Mr. Aghili’s target opportunity increased as a result of his promotion to Executive Vice President during the prior year. No other changes were made to the 2019 target LTIP opportunities for any of our other NEOs as the target opportunity levels were within the competitive pay range for each of their positions.

50% of the total value of the target long-term incentive opportunity is delivered through performance share awards (PSAs) and the other 50% through restricted stock units (RSUs). We believe both PSAs and RSUs are forms of performance-based incentive compensation because PSAs provide direct alignment with shareholder interests and the value of RSUs fluctuates based on stock price performance.

In addition to requiring achievement of performance criteria in respect of the performance shares, PSAs and RSUs require the NEO to remain employed with Dana for three years from the grant date, unless the NEO attains retirement age (age 60 with at least 10 years of service, or age 65 regardless of service) whereby a prorated award is paid. The value of PSAs and RSUs granted to each of our NEOs in 2019 is shown in the “Summary Compensation Table”.

Performance Shares

The LTIP is designed to provide PSAs for a select group of senior executives, including our NEOs. PSAs are tied to the achievement of two performance measures of equal weight, Adjusted EBITDA Margin and Return on Invested Capital (ROIC). Each metric is based on a three-year performance period (2019-2021) with a performance range that can result in PSAs from 0% to 200% of the target opportunity.

The inclusion of Adjusted EBITDA Margin drives our long-term expansion commitments with an emphasis on shareholder return. It also drives profitable sales growth and the optimization of our cost structure. ROIC incentivizes management to allocate Dana’s capital in an effective manner that further drives returns for our shareholders. The value of performance shares is also tied to Dana’s stock price performance, which aligns the executives’ interests with those of shareholders. The target opportunities of PSAs for the NEOs are shown in the table below:

NEO	PSA 2019 Target Award Opportunity (# shares)
James K. Kamsickas	168,311
Jonathan M. Collins	44,903
Mark E. Wallace	40,639
Aziz S. Aghili	36,945
Robert D. Pyle	31,542

Restricted Stock Units

The other 50% of the LTIP design consists of RSU awards. We use RSUs to incentivize and reward executives for improving long-term stock value and to serve as a retention tool. RSUs are generally granted in February to approximately 160 senior management employees, including our NEOs, and cliff vest on the third anniversary of the grant, provided the recipient remains employed by Dana. The RSUs awarded in 2019 to the NEOs are shown in the table below, based on target opportunities:

NEO	Number of RSUs Awarded in 2019
James K. Kamsickas	168,311
Jonathan M. Collins	44,903
Mark E. Wallace	40,639
Aziz S. Aghili	36,945
Robert D. Pyle	31,542

Equity awards granted to each of our NEOs are shown in the “Grants of Plan-Based Awards” table and “Summary Compensation Table” below.

2017 LTIP Performance (Three-year performance period ending December 31, 2019)

December 31, 2019 marks the end of the three-year performance period for the 2017 LTIP awards. The performance metrics, targets and performance-payout ranges for such awards were set and approved by the Compensation Committee in February 2017.

Effective with the 2017 LTIP, Total Shareholder Return (TSR) was replaced with Adjusted EBITDA Margin and accordingly, the two metrics for the 2017 LTIP were Adjusted EBITDA Margin and Pre-Tax ROIC. The target levels of achievement for the new Adjusted EBITDA Margin metric and the Pre-Tax ROIC metric were set to align with aggressive financial goals established for the 2019 fiscal year. The 2017 LTIP awards maintained an equal weighting for the two performance metrics.

For the 2017-2019 performance period, the Adjusted EBITDA Margin metric underperformed relative to target reflecting challenges in the operating environment, notably softening demand in key end-markets. With continued improvement in financial performance resulting from profitable growth and effective capital allocation, our Pre-Tax ROIC performance exceeded target levels. The table below summarizes the results of the 2017 LTIP performance period relative to target and the actual achievement level of the 2017 LTIP awards.

Performance Measures for PSAs Equal Weighting	2017-2019 Targets			2017-2019 Performance Actual	2019 Actual Award
	Threshold	Target	Maximum
Adjusted EBITDA Margin (2019 Fiscal Year)	11.3%	12.5%	13.8%	11.8%	55%
Pre-Tax ROIC (3-year average)	12.2%	15.2%	17.5%	16.2%	142%
Weighted Payout:					99%

The actual payout of PSAs to the NEOs, awarded as part of the 2017 LTIP, was based on the financial metrics shown above for the three-year performance period ending December 31, 2019, and is reflected in the table below.

NEO	2017 LTIP Performance Shares Target Award	2017 Performance Share Payout
James K. Kamsickas	126,663	125,395
Jonathan M. Collins	31,985	31,665
Mark E. Wallace	34,135	33,793
Aziz S. Aghili	26,356	26,092
Robert D. Pyle	24,667	24,419

Other Elements of Compensation

To remain competitive with other companies and to retain, attract and motivate highly talented executives, we provided perquisites to our NEOs in 2019, as well as health, wellness and retirement benefits.

Executive Perquisites Plan

We administered an Executive Perquisites Plan in 2019 that provided an annual fixed cash allowance to eligible employees (including our NEOs) in lieu of individual executive perquisites. The program was designed as part of a competitive pay package to assist in retaining and recruiting talented executives. We do not offer individual perquisites to our NEOs such as car allowances, club memberships, and tax and financial planning. Our cash perquisite program is a taxable benefit paid on a semi-monthly basis and we do not provide tax gross-up payments to cover applicable taxes on the allowance. Our Chairman and CEO was entitled to and received $50,000 under the plan, and the remaining NEOs were each entitled to and received $35,000. To better align with market practices, effective January 1, 2020, our NEOs will no longer participate in the Executive Perquisites Plan and will no longer receive any cash allowance, nor will individual perquisites be offered to our NEOs.

International Assignment Benefits

We maintain an International Assignment Policy for certain employees who accept an international assignment at the request of Dana. The benefits under this program generally include some or all of the following benefits as needed: cost of living allowance, location premium, relocation allowance, housing allowance, transportation allowance, tax preparation, assignment completion payment, repatriation allowance and annual home leave. Mr. Aghili received benefits under this program in 2019.

For more information on the benefits provided to Mr. Aghili, see the “Summary Compensation Table” and related footnotes.

Health & Welfare – Wellness Benefits

We also provide other benefits such as medical, dental, life insurance, accidental disability and dismemberment insurance, short-term disability and long-term disability to our NEOs, which are also provided to all eligible U.S.-based salaried employees. Eligible employees can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package. Our NEOs and certain other manager-level employees may also purchase supplemental long-term disability insurance.

As part of our employee health and wellness benefit initiatives, we provide to certain executives, including Messrs. Kamsickas, Collins, Wallace, Aghili and Pyle, an executive physical program in which we strongly encourage participation. The benefit provides an annual routine wellness examination and physical at a cost to Dana of approximately $2,600 per executive with a slightly higher cost for initial participation.

Retirement Benefits

We maintain a tax-qualified, “safe harbor” 401(k) plan for our employees, including the NEOs. Eligible participants may make voluntary contributions to the plan up to Internal Revenue Code limits. Dana makes both matching contributions and a fixed contribution to each eligible employee’s 401(k) plan account. We match 100% of the employee’s contributions up to 3% of compensation and 50% of the employee’s contributions from 3% to 5% of compensation, providing a maximum employer match of 4% of compensation to an employee. We provide a company fixed contribution equal to 3.5% of each eligible employee’s compensation.

We provide a non-qualified savings plan (restoration plan), to which we credit amounts to participants, including our NEOs, that we would have otherwise provided as matching and fixed contributions under the 401(k) plan if IRS statutory limits on 401(k) plan contributions had not been applicable.

We also provide a non-qualified defined contribution Supplemental Executive Retirement Plan (SERP) for certain executives, including our NEOs. We believe that the SERP enables us to provide our NEOs with a competitive retirement program in line with our peers. A portion of the SERP benefit is based on our performance.

We offer a non-qualified deferred compensation plan that allows eligible employees, including our NEOs, to defer base salary and/or incentive pay to be paid at a future date. For more information regarding our non-qualified retirement programs, see the narrative following the “Nonqualified Deferred Compensation” table.

How Compensation Decisions are Made

Role of the Compensation Committee and Chairman and CEO

The Compensation Committee of the Board of Directors assists the Board in fulfilling its obligations related to the compensation of Dana’s executive officers and, in general, with respect to compensation and benefits programs relating to all employees. Our current Compensation Committee consists of a chair and independent directors who are appointed annually by the Board. Under its Charter, the Compensation Committee must have a minimum of three members who meet the requirements for independence as set forth by the Securities and Exchange Commission (SEC), the New York Stock Exchange (NYSE) and our Standards of Director Independence. Members of the Compensation Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Keith E. Wandell served as Chair of the Compensation Committee for part of 2019 before stepping down as Chair and Committee member. Mr. Wandell was succeeded by Rachel A. Gonzalez who was named Chair and served in that capacity for the remainder of the year. Virginia A. Kamsky relinquished her role as a member of the Compensation Committee during the year. The other members of the Compensation Committee serving in 2019 included Michael J. Mack, R. Bruce McDonald and Diarmuid B. O’Connell.

The Compensation Committee’s responsibilities include, but are not limited to:

►	Reviewing our executive compensation philosophy and strategy;
►	Participating in the performance evaluation process for our Chairman and CEO;
►	Setting base salary and incentive opportunities for our Chairman and CEO and other senior executives;
►	Establishing the overarching pay philosophy for Dana’s management team;
►	Establishing incentive compensation and performance goals and objectives for our executive officers and other eligible executives and management, and determining whether performance objectives have been achieved; and
►	Recommending employment and severance agreements for our Chairman and CEO and other senior executives to the Board.

Executive sessions are held by the Compensation Committee without the participation of any member of executive management, including the NEOs, typically to discuss compensation matters germane to the Chairman and CEO. Each year, the Compensation Committee reviews the performance and total compensation package of our NEOs and reviews and establishes each NEO’s total target and actual compensation for the current year including base salary, annual bonus opportunities and long-term incentive awards.

Our Chairman and CEO is responsible for making recommendations to the Compensation Committee regarding base salary and incentive opportunities for the NEOs other than with respect to his own compensation.

Compensation decisions are made by the Compensation Committee using its sole judgment. The Compensation Committee focuses primarily on each NEO’s performance against his or her financial and strategic objectives, Dana’s overall performance, and a business unit’s performance where applicable, while reserving discretion to reflect overall business performance. No discretion was used in 2019 to change pay outcomes.

Role of the Independent Compensation Consultant

The Compensation Committee’s charter states the Compensation Committee may retain outside compensation consultants, legal advisors or other advisors. The Compensation Committee retains an independent compensation consultant, Mercer (US) Inc. (Mercer), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (MMC), to advise it on certain compensation matters. The Compensation Committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing.

In connection with the Compensation Committee’s engagement of Mercer, the Compensation Committee considered factors relevant to Mercer’s independence, including six factors specified by NYSE rules, and determined that Mercer’s work does not raise any conflict of interest. The Compensation Committee requested Mercer’s advice on a variety of issues, including compensation strategy, market comparisons, review of our Peer Group, pay and performance alignment versus industry peers, executive pay trends, stock ownership guidelines, compensation best practices and potential compensation plan designs and modifications.

Mercer provided the Peer Group and general industry compensation data to management and the Compensation Committee, and it was used as a frame of reference for establishing compensation targets for base salary, annual bonus and long-term incentives for all of the NEOs at the beginning of 2019.

In addition to its services for the Compensation Committee, separate and distinct from executive and director compensation consulting services, Mercer provided select services for Dana in various other capacities in 2019. Those services included other global compensation consulting where Mercer data was most relevant in a given country. Mercer’s fees for executive compensation consulting in fiscal year 2019 were $184,200. During the fiscal year, Dana retained Mercer (and its MMC affiliates) to provide services unrelated to executive compensation. The aggregate fees paid for these other services were $30,845. These other services were not approved by our Board of Directors or the Compensation Committee because they relate to broad-based compensation and benefit plans. Our management used Pay Governance LLC (Pay Governance) for executive compensation advice.

Compensation Policies & Practices

Dana’s Stock Ownership Guidelines

The Compensation Committee applies stock ownership guidelines for our NEOs to encourage executives to own a significant number of shares of our common stock. The stock ownership guidelines are calculated based on a multiple of the executive’s annual base salary and the average stock price during the prior calendar year.

We require the NEOs to achieve the required percentage of the targeted stock ownership levels on a schedule from two to five years of being promoted or named to the applicable executive position. In determining if our NEOs have satisfied the ownership requirements, we generally include RSUs that have been granted and any shares owned outright by the NEO. Stock options and unearned performance shares are not counted in determining stock ownership for this purpose.

The table below shows the schedule for attaining the targeted amount of stock ownership:

Title	Minimum Investment	Percentage of Ownership Guideline to Satisfy
		2 Years	4 Years	5 Years
Chairman and Chief Executive Officer	5 x Base Salary	40%	80%	100%
Other NEOs	3 x Base Salary	40%	80%	100%

All NEOs met or exceeded the ownership requirements according to the above schedule as established under our guidelines.

Clawback Provisions

To mitigate risk to Dana of paying either annual or long-term incentives based on faulty financial results, we have a policy (Clawback Policy) regarding adjustment of performance-based compensation in the event of a restatement of our financial results. It provides that the Compensation Committee will review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Compensation Committee will make a recommendation to the independent members of the Board as to whether to seek recovery from the executive officer of any compensation exceeding that to which he or she would have been entitled based on the restated results. In the case of Mr. Kamsickas, his executive employment agreement sets forth clawback provisions in addition to the Clawback Policy described above. These additional clawback provisions are described below under “CEO Employment Agreement.”

Hedging & Pledging of Dana Stock

Under the terms of our “Insider Trading Policy,” no employee, officer or director is permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in Dana’s stock price. Similarly, no employee, officer or director may enter into hedging transactions in Dana’s stock. Such transactions include, but are not limited to, short sales as well as any hedging transactions in derivative securities (i.e., puts, calls, options, swaps, forward contracts or collars) or other speculative transactions relating to Dana’s stock. Pledging of Dana’s stock is also prohibited.

Equity-Based Grant Practices

Under our equity-based grant practices, we make regular equity-based grants to eligible employees, including NEOs, in the first quarter of the calendar year at a regularly scheduled meeting of the Compensation Committee. Under our current practice, the exercise price, in the case of any stock options, is the closing price of our common stock on the NYSE on the date of the grant. We also may award equity-based grants during the year to newly hired executive officers as part of their compensation package or to executives based on a promotion during the year. In the case of equity-based grants to newly hired employees who may be covered employees within the meaning of Section 162(m) of the Internal Revenue Code, or officers subject to Section 16 of the Exchange Act, including NEOs, the grants are authorized by the Compensation Committee.

Mitigation of Potential Risk in Pay Programs

The Compensation Committee has reviewed our compensation policies and practices and determined that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on Dana. To avoid excessive risk-taking behaviors, Dana has put in place several mechanisms, including, but not limited to:

►	Stock ownership guidelines;
►	Caps on annual incentive payouts;
►	Financial performance-based annual incentive program;
►	Long-term incentive awards (which are delivered primarily in the form of equity);
►	Mix of multiple types of awards and performance assessment periods;
►	Use of multiple metrics to determine annual and long-term incentive payouts; and
►	Clawback and anti-hedging and pledging policies.

CEO Employment Agreement

Our Compensation Committee determined it is market practice to offer an executive employment agreement to the Chairman and Chief Executive Officer. Terms of the employment agreement for Mr. Kamsickas can be found in the “CEO Employment Agreement” section below. No other NEO has an employment agreement.

Severance Arrangements

We have adopted both an executive severance plan (Executive Severance Plan) and a double-trigger change in control severance plan (Change in Control Severance Plan). Each of our current NEOs participates in these plans. The Change in Control Severance Plan provides severance benefits as a result of a qualifying termination of employment after a change in control. These arrangements provide certainty to both Dana and the former executive as to their rights and obligations to each other, including restrictive covenants and non-compete agreements.

Executive Severance Plan

The Executive Severance Plan provides severance compensation to eligible executives, including each of our NEOs (other than the CEO whose severance compensation is provided in his employment agreement) whose employment is involuntarily terminated other than by reason of death, disability or cause prior to a change in control.

Change in Control Severance Plan

We have also adopted the Change in Control Severance Plan to provide severance benefits to eligible executives whose employment is involuntarily terminated as a result of a change in control. Each of our current NEOs is eligible to participate in the plan. We believe that such a plan helps to both retain and attract executives by reducing the personal uncertainty that arises from the possibility of a future business combination or restructuring. Dana believes that the Change in Control Severance Plan helps to increase shareholder value by encouraging the executives to consider change in control transactions that are in the best interest of Dana and its shareholders, even if the transaction may ultimately result in termination of their employment. The plan contains a double-trigger provision (i.e., termination of employment after a change in control) in vesting of equity awards and for distributing severance payments in the event of any change in control. No excise tax gross-up is provided under this plan.

Additional information on the terms and conditions of these plans as they relate to our NEOs is described in the section entitled “Potential Payments and Benefits upon Termination or Change in Control” below.

Impact of Accounting and Tax Treatments

Internal Revenue Code Section 162(m)

The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed effective for taxable years beginning after December 31, 2017 such that compensation paid to our covered executive officers in excess of $1 million is no longer deductible absent qualification for transition relief applicable to certain arrangements entered prior to November 2, 2017 and which are not materially amended thereafter. Despite this change in the tax deductibility of executive compensation, Section 162(m) remains only one of a number of considerations by the Compensation Committee in evaluating Dana’s executive compensation program and its effectiveness in retaining, attracting, motivating and rewarding its senior leaders.

Accounting for Stock-Based Compensation

We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC 718, Compensation – Stock Compensation. Further information about this accounting treatment can be found in Notes 1 and 12 to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the 2020 Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee

Rachel A. Gonzalez, Chair
Michael J. Mack, Jr.
R. Bruce McDonald
Diarmuid B. O‘Connell

February 10, 2020

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our Chairman and CEO, Executive Vice President and CFO, and our three other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2019 (collectively, the named executive officers) for services rendered during the years stated in all capacities to Dana and our subsidiaries.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
James K. Kamsickas Chairman and Chief Executive Officer	2019	1,169,400	0	5,940,761		0	1,045,750	0	489,789	8,654,700
	2018	1,146,950	0	7,299,357		0	1,339,898	0	563,735	10,349,940
	2017	1,122,500	0	6,797,401	(3)	0	2,522,160	0	419,810	10,861,871
Jonathan M. Collins Executive Vice President and Chief Financial Officer	2019	647,250	0	1,580,663		0	354,333	0	222,844	2,805,091
	2018	605,000	0	1,816,376		0	433,575	0	230,936	3,085,887
	2017	556,250	0	1,561,586	(3)	0	802,125	0	163,805	3,083,766
Aziz S. Aghili Executive Vice President and President, Off-Highway Drive and Motion Systems	2019	561,250	0	1,302,494		0	294,930	0	1,360,201	3,518,875
	2018	545,000	0	1,093,986		0	457,875	0	1,009,521	3,106,382
	2017	526,250	0	1,051,369	(3)	0	704,900	0	1,006,789	3,289,308
Mark E. Wallace Executive Vice President and President, Commercial Vehicle Drive and Motion Systems and Aftermarket	2019	609,500	0	1,437,064		0	216,294	0	234,646	2,497,505
	2018	601,250	0	1,400,933		0	381,150	0	238,826	2,622,159
	2017	587,500	0	1,361,522	(3)	0	774,375	0	209,782	2,933,179
Robert D. Pyle President, Light Vehicle Drive Systems	2019	544,500	0	1,113,919		0	317,226	0	205,403	2,181,048
	2018	532,500	0	1,051,393		0	253,260	0	188,653	2,025,806
	2017	503,000	0	983,124	(3)	0	606,900	0	179,171	2,272,195

Footnotes:

(1)	The latest position held by the named executive officer as of December 31, 2019.
(2)	With respect to the 2019, 2018 and 2017 grants, this column shows the grant date value of the PSAs and RSUs computed in accordance with FASB ASC 718, Compensation – Stock Compensation. Also included in this column are dividend equivalent units earned in 2019. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 12 of the Notes to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2019. Refer to the “Grants of Plan-Based Awards” table below for information on awards made in 2019. Refer to the “Outstanding Equity Awards at Fiscal Year-End” table for the market value of awards not vested as of December 31, 2019. The values of the PSAs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Kamsickas—$5,762,969; Mr. Collins—$1,537,479; Mr. Aghili—$1,264,997; Mr. Wallace—$1,391,479; Mr. Pyle—$1,079,998. Stock awards for Mr. Kamsickas in 2017 and 2018 include grants received pursuant to his employment agreement.
(3)	Based upon the financial performance for the three-year period ending December 31, 2019, the PSAs that were granted in 2017 as part of the NEOs 2017 LTIP award resulted in aggregate payout of 99% as summarized below:
Name	Total 2017 LTIP Grant Value	Value of RSUs	Value of PSAs	Value of Actual Payout of PSAs
James K. Kamsickas	$5,091,850	$2,616,855	$2,474,995	$1,938,607
Jonathan M. Collins	$1,285,712	$660,726	$624,987	$489,541
Aziz S. Aghili	$1,021,512	$506,516	$514,996	$403,382
Mark E. Wallace	$1,372,138	$705,140	$666,998	$522,440
Robert D. Pyle	$991,538	$509,545	$481,993	$377,518

The 2017 LTIP was comprised of 50% RSUs and 50% PSAs. Pre-Tax Return on Invested Capital (ROIC) and Adjusted EBITDA Margin (Margin) are the performance metrics applicable to the 2017 PSAs. The weighted payout was 99%, resulting from a 142% ROIC result and a 55% Margin result.

(4)	This column shows the cash incentive awards earned for performance under our 2019 AIP. For years 2018 and 2017, the amount shown reflects cash incentive awards pursuant to the AIP payable in the reported year.
(5)	The total values shown for the individuals during 2019 include perquisites and benefits set forth below. Refer to the “Compensation Discussion and Analysis” section above regarding our executive perquisites allowance:
a.	James K. Kamsickas—$50,000 for perquisite allowance; $21,000 for contributions to Dana Retirement Savings Plan (401(k)); $167,197 for credits to Dana Restoration Plan; $251,632 representing the change in value of the supplemental executive retirement plan; $7,488 for life benefits (including AD&D and group variable universal life insurance); and $1,471 for business-related spousal travel.
b.	Jonathan M. Collins—$35,000 for perquisite allowance; $21,000 for contributions to Dana Retirement Savings Plan (401(k)); $60,062 for credits to Dana Restoration Plan; $101,515 representing the change in value of the supplemental executive retirement plan; $628 for life benefits (including AD&D and group variable universal life insurance); $1,159 for business-related spousal travel; and $3,480 for executive physical.
c.	Aziz S. Aghili—$35,000 for perquisite allowance; $21,000 for contributions to Dana Retirement Savings Plan (401(k)); $55,434 for credits to Dana Restoration Plan; $156,279 representing the change in value of the supplemental executive retirement plan; $2,856 for life benefits (including AD&D and group variable universal life insurance); $2,600 for executive physical; and $1,087,032 for international assignment benefits which includes a net tax payment of $953,414.
d.	Mark E. Wallace—$35,000 for perquisite allowance; $21,000 for contributions to Dana Retirement Savings Plan (401(k)); $53,299 for credits to Dana Restoration Plan; $123,813 representing the change in value of the supplemental executive retirement plan; and $1,534 for life benefits (including AD&D and group variable universal life insurance).
e.	Robert D. Pyle—$35,000 for perquisite allowance; $21,000 for contributions to Dana Retirement Savings Plan (401(k)); $38,832 for credits to Dana Restoration Plan; $104,702 representing the change in value of the supplemental executive retirement plan; $1,439 for life benefits (including AD&D and group variable universal life insurance); $1,075 for business-related spousal travel; $1,020 for executive physical; and $2,336 for benefits related to a previous international assignment which includes a tax gross-up payment of $1,036.

The following table contains information on grants of awards to named executive officers in the fiscal year ended December 31, 2019 under the 2017 Dana Incorporated Omnibus Incentive Plan (the “2017 Plan”).

Grants of Plan-Based Awards at Fiscal Year-End

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James K. Kamsickas	Performance Share Award	2/12/2019				42,078	168,311	336,622				2,881,484
	Restricted Stock Unit Award	2/12/2019							179,451			3,059,277
	Annual Incentive Plan		367,188	1,468,750	2,937,500
Jonathan M. Collins	Performance Share Award	2/12/2019				11,266	44,903	89,806				768,739
	Restricted Stock Unit Award	2/12/2019							47,617			811,924
	Annual Incentive Plan		123,375	493,500	987,000
Aziz S. Aghili	Performance Share Award	2/12/2019				9,236	36,945	73,890				632,498
	Restricted Stock Unit Award	2/12/2019							39,294			669,995
	Annual Incentive Plan		105,938	423,750	847,500
Mark E. Wallace	Performance Share Award	2/12/2019				10,160	40,639	81,278				695,740
	Restricted Stock Unit Award	2/12/2019							43,494			741,325
	Annual Incentive Plan		114,563	458,250	916,500
Robert D. Pyle	Performance Share Award	2/12/2019				7,886	31,542	63,084				539,999
	Restricted Stock Unit Award	2/12/2019							33,667			573,920
	Annual Incentive Plan		95,550	382,200	764,400

Footnotes:

(1)	These columns reflect the potential payments for each of the named executive officers under our 2019 AIP. As discussed in the AIP section of the “Compensation Discussion and Analysis” above, the actual payout for the 2019 AIP consolidated metric was 64% of target based on 2019 performance against established metrics. Refer to the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for individual payouts. Refer to the 2019 AIP portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payments listed.
(2)	These columns reflect the potential issuance of shares for each of the NEOs under the PSA component of the 2019 LTIP. As discussed in the LTIP awards section of the “Compensation Discussion and Analysis,” PSAs account for fifty percent (50%) of the 2019 LTIP and such awards cliff vest at the end of the three-year period based on performance against established metrics. Refer to the 2019 LTIP portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payouts listed.
(3)	This amount represents the number of RSUs granted as a component of the 2019 LTIP and the dividend equivalent units granted in 2019. As discussed in the LTIP section of the “Compensation Discussion and Analysis,” RSUs accounted for fifty percent (50%) of the 2019 LTIP. The RSUs cliff vest three (3) years from the date of grant.
(4)	This column represents the fair value (at grant date) of PSAs, RSUs and dividend equivalents granted to each of the NEOs in 2019. The value of the PSAs and RSUs is calculated using the closing stock price on the date of grant. The value of PSAs assumes a target level of performance. The value of the dividend equivalents is calculated using the closing stock price on each quarterly dividend payment date.

The following table provides information on stock options, PSAs and RSUs awarded pursuant to the 2017 Plan and the 2012 Dana Holding Corp. Omnibus Incentive Plan for each named executive officer that were outstanding as of December 31, 2019.

Each outstanding award is shown separately. The market value of the stock awards is based on the closing market price of Dana common stock on December 31, 2019 of $18.20 per share.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(7) ($)
James K. Kamsickas					172,585	(1)	3,141,047	336,622	(4)	6,126,520
					98,851	(2)	1,799,088	188,928	(5)	3,438,490
					133,923	(3)	2,437,399	125,396	(6)	2,282,207
Jonathan M. Collins					46,042	(1)	837,964	89,806	(4)	1,634,469
					26,471	(2)	481,772	50,598	(5)	920,884
					33,814	(3)	615,415	31,665	(6)	576,303
Aziz S. Aghili					37,882	(1)	689,452	73,890	(4)	1,344,798
					19,518	(2)	355,228	37,310	(5)	679,042
					25,922	(3)	471,780	26,092	(6)	474,874
Mark E. Wallace					41,670	(1)	758,394	81,278	(4)	1,479,260
					24,988	(2)	454,782	47,764	(5)	869,305
					36,087	(3)	656,783	33,793	(6)	615,033
Robert D. Pyle					32,342	(1)	588,624	63,084	(4)	1,148,129
					18,782	(2)	341,832	35,902	(5)	653,416
					26,077	(3)	474,601	24,420	(6)	444,444

Footnotes:

(1)	RSUs granted on February 12, 2019 cliff vest on February 12, 2022.
(2)	RSUs granted on February 15, 2018 cliff vest on February 15, 2021.
(3)	RSUs granted on February 15, 2017 cliff vest on February 15, 2020.
(4)	PSAs granted on February 12, 2019 cliff vest after three-year performance period.
(5)	PSAs granted on February 15, 2018 cliff vest after three-year performance period.
(6)	This reflects the shares earned from the PSA component of the LTIP award issued on February 15, 2017 based on weighted performance results of 99%.
(7)	For the PSAs granted in 2019, the amounts in this column reflect the market value of 200% of the PSAs granted (i.e. maximum performance) based on the closing stock price of $18.20 on December 31, 2019. For the PSAs granted in 2018, the amounts in this column reflect the market value of 200% of the PSAs granted (i.e., maximum performance) based on the closing stock price of $18.20 on December 31, 2019. For the PSAs granted in 2017, the amounts in this column reflect actual aggregate performance based on achievement of 99% of the PSAs granted for the performance period ended December 31, 2019.

The following table provides information concerning the vesting of PSAs and RSUs during the fiscal year ended December 31, 2019, for each of the named executive officers.

Options Exercised and Stock Vested During Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James K. Kamsickas			297,922	$5,005,893
Jonathan M. Collins			14,319	$251,871
Aziz S. Aghili			67,586	$1,136,644
Mark E. Wallace			85,027	$1,428,348
Robert D. Pyle			58,889	$989,263

Footnotes:

(1)	These values represent the vesting of RSUs and were determined by using the closing prices of our common stock on the New York Stock Exchange on such vesting dates.

The following table provides information on the nonqualified deferred compensation of the named executive officers with respect to the fiscal year ended December 31, 2019.

Nonqualified Deferred Compensation at Fiscal Year-End

Name	Dana Credits in 2019 ($)		Aggregate Earnings in 2019 ($)		Aggregate Withdrawals / Distributions in 2019 ($)	Aggregate Balance on 12/31/19 ($)
James K. Kamsickas	$315,245	(1)	$232,881	(2)	$0	$2,545,530	(3)
Jonathan M. Collins	123,831	(1)	59,661		0	498,390
Aziz S. Aghili	115,562	(1)	201,565	(2)	0	1,388,341	(3)
Mark E. Wallace	111,748	(1)	497,407	(2)	0	3,683,102	(3)
Robert D. Pyle	85,900	(1)	171,932		0	1,159,745

Footnotes:

(1)	Includes credit for employer fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan and credit for the supplemental executive retirement plan described below. This credit is also reflected in Footnote 6 of the “Summary Compensation Table” above.
Restoration Plan Company Credits ($ value)		Supplemental Executive Retirement Plan Company Credits ($ value)
James K. Kamsickas	167,197	James K. Kamsickas	148,048
Jonathan M. Collins	60,062	Jonathan M. Collins	63,769
Aziz S. Aghili	55,434	Aziz S. Aghili	60,128
Mark E. Wallace	53,299	Mark E. Wallace	58,449
Robert D. Pyle	38,832	Robert D. Pyle	47,068
(2)	Includes earnings on employee deferrals in the deferred compensation plan.
(3)	Includes deferred compensation plan balance.

Retirement Plans

Dana maintains a non-qualified supplemental executive retirement plan for certain executives, including the named executive officers. Under the terms of the supplemental executive retirement plan, Dana established unfunded notional defined contribution accounts subject to the claims of Dana’s general creditors. Each participant account is credited on an annual basis as follows: (a) fixed employer credits – equal to 3.5% of compensation; and (b) discretionary employer credits – based on Dana’s sole discretion and company performance not to exceed 4% of compensation. The earnings rate for each participant is based on the rates of return (positive or negative) earned by the measurement funds selected by the participant as offered for the purposes of the plan. Participants are fully vested after five (5) years of service or upon death, disability or Change in Control.

Dana also maintains a non-qualified deferred compensation plan that allows certain executives to defer base pay and/or incentive pay into unfunded notional accounts subject to the claims of Dana’s general creditors.

CEO EMPLOYMENT AGREEMENT

Mr. Kamsickas became President and Chief Executive Officer and a member of the Board of Directors of Dana effective August 11, 2015. Under the terms of his employment agreement, Mr. Kamsickas is entitled to the following:

►	Annual base salary;
►	Upon the achievement of target-level performance, an annual bonus;
►	Annual grants pursuant to the long-term incentive program under Dana’s 2017 Omnibus Incentive Plan; and
►	All of Dana’s benefit plans or arrangements in effect from time to time with respect generally to senior executives.

Pursuant to his employment agreement and in lieu of his participation in the Executive Severance Plan, if Dana involuntarily terminates Mr. Kamsickas’ employment without cause (as defined below) and not due to disability, or he voluntarily terminates his employment for good reason (as defined below), subject to his execution and non-revocation of a release of claims, he would be entitled to (i) severance in an amount equal to twenty-four (24) months of base salary, payable in regular payroll installments over the twenty-four (24) month period commencing on the date of termination, (ii) a bonus for the year of termination based on actual performance under the annual incentive program and a bonus for the calendar year after termination at the target amount, both payable when annual bonuses are paid to other senior executives, (iii) medical, dental, prescription drug, basic life insurance and employee assistance program benefits for twenty-four (24) months following the date of his termination subject to his payment of any required employee contributions consistent with those contributions required of active employees of Dana (and which benefits shall be coterminous with his entitlement to COBRA health benefits continuation), and (iv) outplacement benefits (having a cost not exceeding $50,000).

Pursuant to Mr. Kamsickas’ employment agreement, “cause” generally means (i) a willful and material misappropriation of any monies or assets or properties of Dana; (ii) a willful and material breach by him of the terms of his employment agreement that is demonstrably injurious to Dana and that, if capable of cure, has not been cured within thirty (30) days after written notice to him; or (iii) the conviction of, or plea of guilty or nolo contendere by him to, a felony or to any criminal offense involving his moral turpitude.

Pursuant to Mr. Kamsickas’ employment agreement, “good reason” generally means the occurrence of any of the following without his consent: (i) any material adverse change by Dana in his title, position, authority or reporting relationships with Dana; (ii) Dana’s requirement that he relocate to a location in excess of fifty (50) miles from Dana’s current office location or from any future office location acceptable to him; or (iii) any material breach by Dana of the employment agreement which is not cured within thirty (30) days after written notice by Mr. Kamsickas to Dana, which notice shall specify the breach and the nature of conduct necessary to cure such breach.

For a period of twenty-four (24) months following his termination of employment, Mr. Kamsickas is prohibited from competing against Dana, soliciting its customers or employees, and working for a competitor. Mr. Kamsickas has also agreed that he will not disclose Dana’s confidential information.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL

As discussed in the “Compensation Discussion and Analysis” section above, Dana maintains both an Executive Severance Plan and Change in Control Severance Plan that apply to certain senior executives, including our named executive officers.

Set forth below is a description of each plan (applicable to eligible executive officers, including named executive officers). This is followed by tables relating to Messrs. Kamsickas, Collins, Aghili, Wallace and Pyle.

Executive Severance Plan

In the event any eligible executive officer, except our CEO (as he is entitled to payments under his employment agreement), is involuntarily terminated by Dana without cause (as defined below) and other than due to death or disability and such termination occurs prior to a Change in Control, Dana will pay the executive an amount equal to twelve (12) months of base salary, the cost of COBRA premiums for twelve (12) months, and an annual incentive plan (AIP) payment equal to a full year, subject to actual performance results. Additionally, the executive will receive payment or receive reimbursement for reasonable costs of outplacement services, subject to a maximum amount of $25,000.

Change in Control Severance Plan

The Change in Control Severance Plan (CIC Plan) is designed to provide severance benefits to all eligible executive officers whose employment is terminated as a result of a change in control of Dana. Each of Dana’s current named executive officers is eligible to participate in the CIC Plan. Under the CIC Plan, any participant who incurs a qualifying termination (as defined below) will be entitled to receive two times the sum of the individual’s salary and target bonus (three times the sum of his or her salary and his or her target bonus, in the case of the CEO and CFO) for the year in which termination occurs. As of the termination date, each named executive officer will be entitled to: (i) the full amount of any earned but unpaid base salary through the date of termination plus a cash payment for all unused vacation time accrued; (ii) a pro rata portion of his or her annual target bonus for the year in which termination occurs; (iii) all equity awards vesting in full (with the target number of performance shares, if applicable) and becoming fully exercisable; (iv) a lump sum cash amount to allow, but not require, the employee to purchase additional coverage equal to a total of two years (three years for the CEO) of subsidized COBRA; and (v) reasonable costs of outplacement services not to exceed $25,000 ($50,000 for the CEO).

The CIC Plan does not provide for any excise tax gross-up payments to executive officers in connection with a change in control and instead includes provisions requiring a cutback of the benefits payable under the plan if it would result in the executive receiving a greater payment on an after-tax basis (after accounting for any excise taxes that would otherwise be triggered). Payments under the CIC Plan are payable in a lump-sum subject to execution of a release of claims against Dana.

For purposes of the CIC Plan, “qualifying termination” generally means (i) an executive’s involuntary termination of employment with Dana during the 24-month period following a change in control other than a termination by reason of death, disability or for cause or (ii) an executive’s resignation of employment with Dana during such period for good reason.

Equity Award Provisions

Pursuant to the award agreements for the RSUs, if the recipient’s employment is terminated without cause or by reason of death, disability or normal retirement, all outstanding RSU awards are prorated based on the number of full months of employment on the termination date within each vesting period. In the event of a change in control and the recipient is still employed with Dana, RSUs become nonforfeitable and payable to the recipient. Pursuant to the award agreements for the performance shares, if the recipient’s employment is terminated without cause or by reason of death, disability or normal retirement, the outstanding performance awards shall remain eligible to vest, prorated based on the number of full months of employment from the grant date through the termination date, and based on actual performance during the performance period. If, during the performance period, a change in control occurs and the recipient is still employed with Dana, then the recipient shall automatically vest in a prorated portion of the performance shares (based on the number of full months the recipient is employed by Dana from the grant date and ending on the date of the change in control), assuming target performance for such purpose, subject to eligibility for full vesting in accordance with the CIC Plan described above.

The following tables set forth the potential payments that would have been due to our named executive officers upon termination or a change of control as of December 31, 2019.

James K. Kamsickas

The following table describes the potential termination and change in control payments to Mr. Kamsickas, Dana’s Chairman and Chief Executive Officer, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason		Death / Disability		Termination Without Cause or Voluntary Termination with Good Reason (No Change in Control)
Cash Compensation
Separation Payment	$7,931,251	(1)			$2,350,000	(2)
Annual Incentive Award	$1,468,750	(3)	$1,045,750		$2,514,500	(4)
Long-Term Incentive
Performance Shares	$4,782,505	(5)	$4,449,445	(6)	$4,449,445	(6)
Restricted Stock Units	$7,377,534	(7)	$4,273,906	(8)	$4,273,906	(8)
Benefits and Perquisites
Health insurance, etc.	$49,572	(9)			$33,048	(10)
Restoration Plan(11)	$783,662		$783,662		$783,662
SERP(12)	$822,691		$822,691		$822,691
Accrued Vacation(13)	$97,917		$97,917		$97,917
Other
Outplacement	$50,000				$50,000
Total	$23,363,882		$11,473,371		$15,375,169

Footnotes:

(1)	Mr. Kamsickas would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by three (3) pursuant to the terms of our Change in Control Plan. Under 280G and the best net approach, it was determined appropriate to cutback Mr. Kamsickas’s payment amount to the 280G limits.
(2)	Mr. Kamsickas is entitled to receive an amount equal to 24 months of his annual base salary pursuant to the terms of his executive employment agreement.
(3)	Mr. Kamsickas is entitled to receive an amount equal to his target bonus pursuant to the terms of our Change in Control Plan.
(4)	Upon a termination without cause or for good reason in the absence of a change in control, Mr. Kamsickas is entitled to receive an amount equal to his target bonus as well as a bonus for the year of termination based on actual results pursuant to his executive employment agreement.
(5)	Performance shares vest in full assuming target performance.
(6)	Performance shares vest on a pro rata basis assuming target performance for 2018 and 2019; actual performance for 2017.
(7)	Restricted stock units vest in full.
(8)	Restricted stock units vest on a pro rata basis.
(9)	Mr. Kamsickas would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of three (3) years.
(10)	Mr. Kamsickas would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of two (2) years.
(11)	Mr. Kamsickas is eligible to receive his Restoration Plan benefit effective December 31, 2019. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.
(12)	Mr. Kamsickas is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2019.
(13)	For purposes of this table, we assumed Mr. Kamsickas did not take any vacation in 2019.

Jonathan M. Collins

The following table describes the potential termination and change in control payments to Mr. Collins, Dana’s Executive Vice President and Chief Financial Officer, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason		Death / Disability		Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$3,454,502	(1)			$658,000	(2)
Annual Incentive Award	$493,500	(3)	$354,333		$354,333	(4)
Long-Term Incentive
Performance Shares	$1,277,676	(5)	$1,155,664	(6)	$1,155,664	(6)
Restricted Stock Units	$1,935,151	(7)	$1,108,380	(8)	$1,108,380	(8)
Benefits and Perquisites
Health insurance, etc.	$33,051	(9)			$16,526	(10)
Restoration Plan(11)	$215,508		$215,508		$215,508
SERP(12)	$282,882		$282,882		$282,882
Accrued Vacation(13)	$54,833		$54,833		$54,833
Other
Outplacement	$25,000				$25,000
Total	$7,772,104		$3,171,599		$3,871,125

Footnotes:

(1)	Mr. Collins would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by three (3) pursuant to the terms of our Change in Control Plan. Under 280G and the best net approach, it was determined appropriate not to cutback Mr. Collins’s payment amount to the 280G limits.
(2)	Mr. Collins is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Collins is entitled to receive an amount equal to his target bonus pursuant to the terms of our Change in Control Plan.
(4)	Upon a termination without cause in the absence of a change in control Mr. Collins is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.
(5)	Performance shares vest in full assuming target performance.
(6)	Performance shares vest on a pro rata basis assuming target performance for 2018 and 2019; actual performance for 2017.
(7)	Restricted stock units vest in full.
(8)	Restricted stock units vest on a pro rata basis.
(9)	Mr. Collins would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of two (2) years.
(10)	Mr. Collins would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of one (1) year.
(11)	Mr. Collins is eligible to receive his Restoration Plan benefit effective December 31, 2019. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.
(12)	Mr. Collins is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2019.
(13)	For purposes of this table, we assumed Mr. Collins did not take any vacation in 2019.

Aziz S. Aghili

The following table describes the potential termination and change in control payments to Mr. Aghili, Executive Vice President and President of Dana’s Off-Highway Drive and Motion Systems, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason		Death / Disability		Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$1,977,500	(1)			$565,000	(2)
Annual Incentive Award	$423,750	(3)	$294,930		$294,930	(4)
Long-Term Incentive
Performance Shares	$1,011,920	(5)	$925,343	(6)	$925,343	(6)
Restricted Stock Units	$1,516,460	(7)	$854,126	(8)	$854,126	(8)
Benefits and Perquisites
Health insurance, etc.	$25,317	(9)			$12,658	(10)
Restoration Plan(11)	$513,276		$513,276		$513,276
SERP(12)	$616,857		$616,857		$616,857
Accrued Vacation(13)	$47,083		$47,083		$47,083
Other
Outplacement	$25,000				$25,000
Total	$6,157,163		$3,251,615		$3,854,273

Footnotes:

(1)	Mr. Aghili would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Plan.
(2)	Mr. Aghili is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Aghili is entitled to receive an amount equal to his target bonus pursuant to the terms of our Change in Control Plan.
(4)	Upon a termination without cause in the absence of a change in control Mr. Aghili is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.
(5)	Performance shares vest in full assuming target performance.
(6)	Performance shares vest on a pro rata basis assuming target performance for 2018 and 2019; actual performance for 2017.
(7)	Restricted stock units vest in full.
(8)	Restricted stock units vest on a pro rata basis.
(9)	Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of two (2) years.
(10)	Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of one (1) year.
(11)	Mr. Aghili is eligible to receive his Restoration Plan benefit effective December 31, 2019. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.
(12)	Mr. Aghili is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2019.
(13)	For purposes of this table, we assumed Mr. Aghili did not take any vacation in 2019.

Mark E. Wallace

The following table describes the potential termination and change in control payments to Mr. Wallace, Executive Vice President and President of Dana’s Commercial Vehicle Drive and Motion Systems and Aftermarket, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason		Death / Disability		Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$2,138,500	(1)			$611,000	(2)
Annual Incentive Award.	$458,250	(3)	$216,294		$216,294	(4)
Long-Term Incentive
Performance Shares	$1,174,282	(5)	$1,151,332	(6)	$1,151,332	(6)
Restricted Stock Units	$1,869,959	(7)	$1,108,871	(8)	$1,108,871	(8)
Benefits and Perquisites
Health insurance, etc.	$23,821	(9)			$11,910	(10)
Restoration Plan(11)	$598,339		$598,339		$598,339
SERP(12)	$722,381		$722,381		$722,381
Accrued Vacation(13)	$50,917		$50,917		$50,917
Other
Outplacement	$25,000				$25,000
Total	$7,061,449		$3,848,134		$4,496,043

Footnotes:

(1)	Mr. Wallace would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Plan.
(2)	Mr. Wallace is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Wallace is entitled to receive an amount equal to his target bonus pursuant to the terms of our Change in Control Plan.
(4)	Upon a termination without cause in the absence of a change in control Mr. Wallace is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.
(5)	Performance shares vest in full assuming target performance.
(6)	Performance shares vest on a pro rata basis assuming target performance for 2018 and 2019; actual performance for 2017.
(7)	Restricted stock units vest in full.
(8)	Restricted stock units vest on a pro rata basis.
(9)	Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of two (2) years.
(10)	Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of one (1) year.
(11)	Mr. Wallace is eligible to receive his Restoration Plan benefit effective December 31, 2019. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.
(12)	Mr. Wallace is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2019.
(13)	For purposes of this table, we assumed Mr. Wallace did not take any vacation in 2019.

Robert D. Pyle

The following table describes potential termination and change in control payments to Mr. Pyle, President of Dana’s Light Vehicle Drive Systems, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason		Death / Disability		Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$1,856,400	(1)			$546,000	(2)
Annual Incentive Award	$382,200	(3)	$317,226		317,226	(4)
Long-Term Incentive
Performance Shares	$900,773	(5)	$853,598	(6)	$853,598	(6)
Restricted Stock Units	$1,405,058	(7)	$820,602	(8)	$820,602	(8)
Benefits and Perquisites
Health insurance, etc.	$33,048	(9)			$16,524	(10)
Restoration Plan(11)	$751,148		$751,148		$751,148
SERP(12)	$408,598		$408,598		$408,598
Accrued Vacation(13)	$45,500		$45,500		$45,500
Other
Outplacement	$25,000				$25,000
Total	$5,807,725		$3,196,672		$3,784,195

Footnotes:

(1)	Mr. Pyle would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Plan.
(2)	Mr. Pyle is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Pyle is entitled to receive an amount equal to his target bonus pursuant to the terms of our Change in Control Plan.
(4)	Upon a termination without cause in the absence of a change in control Mr. Pyle is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.
(5)	Performance shares vest in full assuming target performance.
(6)	Performance shares vest on a pro rata basis assuming target performance for 2018 and 2019; actual performance for 2017.
(7)	Restricted stock units vest in full.
(8)	Restricted stock units vest on a pro rata basis.
(9)	Mr. Pyle would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of two (2) years.
(10)	Mr. Pyle would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of one (1) year.
(11)	Mr. Pyle is eligible to receive his Restoration Plan benefit effective December 31, 2019. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.
(12)	Mr. Pyle is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2019.
(13)	For purposes of this table, we assumed Mr. Pyle did not take any vacation in 2019.

CEO PAY RATIO

In accordance with the Dodd-Frank Act (“the Act”) disclosure requirement of the ratio of the CEO’s annual total compensation to that of Dana’s global median employee, Dana has determined that the pay ratio for 2019 is 221:1. This is based on the annual total compensation (determined in accordance with the Summary Compensation Table definition) of $39,234 which Dana paid in 2019 to its median employee, serving in a plant production line role in Guiscard, France (COLA not applied) and the CEO’s total compensation for 2019 of $8,654,700 (in accordance with the same definition). We have converted the median employee’s salary to U.S. dollars using the applicable exchange rate as of December 31, 2019.

Consistent with our disclosure for 2018, we elected to use the same median employee that we identified in 2017 to calculate our 2019 CEO pay ratio. In accordance with the rules defined within the Act, we determined that we had no changes to our compensation practices or employee demographics in 2019 that we reasonably believe would result in a significant change to our pay ratio disclosure.

In 2017, identification of the median employee was originally based on our global employee population of approximately 21,928, of which 15,661 were employed outside of the U.S. We excluded non-U.S. locations reflecting approximately 1,103 employees in China and 51 employees in Ecuador, and such exclusions reflected 5% of our total employee population. Further, we excluded employees from acquisitions completed in 2017 including the acquisition of 80% ownership interests in Brevini Fluid Power S.p.A. and Brevini Power Transmission S.p.A. from Brevini Group, S.p.A. (2,050 employees) and all of the company units of Warren Manufacturing LLC (738 employees). Such employee population was evaluated as of October 31, 2017. We established a compensation measure inclusive of base salary, bonuses, incentives, vacation and holiday pay and estimates of such components of pay for the remainder of the year. For new hires that did not provide services to Dana during the entire measurement period, compensation was annualized. All non-U.S. compensation was converted to U.S. dollars based on applicable exchange rates as of December 31, 2017.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the rule’s flexibility, the method Dana used to determine the median employee and compensation measure may be different from its peers such that the pay ratio of its peers may not be comparable.

TRANSACTIONS OF EXECUTIVE OFFICERS WITH DANA

None of the executive officers of Dana or members of their immediate families or entities with which they have a position or relationship had any transactions with Dana since January 1, 2019.

For information on procedures and policies for reviewing transactions between Dana and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Director Independence and Transactions of Directors with Dana—Review of Transactions with Related Persons.”

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

Under our Bylaws, each director will hold office on the Board until the election and qualification of a successor at an annual meeting of shareholders or until his or her earlier resignation, disqualification, removal, death or other cause.

The members of our Board are elected by the holders of shares of common stock at each meeting of shareholders held for the purpose of electing directors. Our Board currently consists of nine directors. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following current Directors for election: Rachel A. Gonzalez, James K. Kamsickas, Virginia A. Kamsky, Bridget E. Karlin, Raymond E. Mabus, Jr., Michael J. Mack, Jr., R. Bruce McDonald, Diarmuid B. O’Connell, and Keith E. Wandell. Each of the nominees has consented to his or her nomination and has agreed to serve as a director of Dana, if elected.

The Board has adopted Director Selection and Retention Guidelines. Under these Guidelines, the Board identifies individuals qualified to become members of the Board and elects candidates to fill new or vacant positions. Potential candidates for Board positions are identified through a variety of means, including individuals identified by the Nominating and Corporate Governance Committee, the use of search firms, recommendations of Board members, recommendations of executive officers and properly submitted shareholder recommendations. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated using the guidelines described below to determine their qualifications based on the information supplied by the candidates and information obtained from other sources.

The Board will consider shareholder recommendations for directors that meet the criteria set forth below. The Board makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder. Shareholders who wish Dana to consider their recommendations for nominees for the position of director should submit their recommendations in writing to Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537, Attention: Corporate Secretary, using the same deadline for nominations under our advance notice bylaw set forth in the ‘Questions and Answers’ section above.

Neither Dana’s Board nor the Nominating and Corporate Governance Committee has adopted a specific diversity policy with respect to identifying nominees for director. However, Dana has established criteria it considers when it is evaluating a potential candidate. Criteria for assessing nominees include a potential nominee's ability to represent the long-term interests of Dana. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Dana, including leadership positions in public companies, large or middle market businesses, or not-for-profit, governmental, professional or educational organizations. For those proposed director nominees who meet the minimum qualifications, the Board assesses the proposed nominee's specific qualifications, evaluates his or her independence (including, but not limited to, independence related to Dana, other Board members and shareholders), and considers other factors, including skills, business segment representation, geographic location, diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Dana as necessary to properly discharge his or her duties. Additionally, the Board considers whether each nominee would be considered a "financial expert" or "financially literate" as described in applicable listing standards, legislation and our Audit Committee guidelines.

Additionally, our Corporate Governance Guidelines, Standards of Business Conduct for Members of the Board of Directors, Related-Party Transactions Policy and the Director Independence Standards are considered prior to making a recommendation to the Board for approval of a nominee. Each of these documents is available on Dana’s website at www.dana.com.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT THE NOMINEES

Our Board currently has eight non-management directors and one management director. All of our directors are elected annually serving a one-year term expiring at the next annual meeting of shareholders. The following section provides information as of February 24, 2020 about each nominee for election as a director. The information provided includes the age of each individual; the individual’s principal occupation and special qualifications; employment and business experience during the past five years, including employment with Dana; other public company or registered investment company directorships held during the past five years; and the year in which the director became a director of Dana.

NOMINEES FOR DIRECTOR

RACHEL A. GONZALEZ	Director since 2017

Ms. Gonzalez, 50, has been Executive Vice President, General Counsel and Secretary of Starbucks Coffee Company, a roaster and retailer of specialty coffee since April 2018. From May 2017 to April 2018, she served as Chief Administrative Officer of Sabre, a leading technology solutions provider to the global travel and tourism industry. From September 2014 to May 2017, she served as Executive Vice President and General Counsel of Sabre. From 2008 to 2014, she worked at Dean Foods Company, ultimately holding the title of Executive Vice President, General Counsel, and Corporate Secretary. Prior to that she held executive positions with Affiliated Computer Services, Inc. and was partner in the law firm of Morgan, Lewis & Bockius.

Ms. Gonzalez’s significant experience as a General Counsel and Corporate Secretary to three publicly traded companies provides in-depth experience to Dana in terms of corporate governance and Board of Director “best practices.” In addition, her international experience gives the Board an excellent resource as it evaluates Dana’s end markets. Also, Ms. Gonzalez’s extensive background in corporate finance and strategy provides a strong resource as Dana executes its own strategy and considers business opportunities. Finally, Ms. Gonzalez’s experience outside of the industrial sector provides the opportunity for a fresh perspective with respect to Dana’s strategy and operations.

JAMES K. KAMSICKAS	Director since 2015

Mr. Kamsickas, 53, has served as Chairman of the Board of Directors since December 2019 and President and Chief Executive Officer of Dana Incorporated since August 2015. From April 2012 to August 2015, Mr. Kamsickas served as President, Chief Executive Officer of International Automotive Components (IAC) Group, S.A., a leading global supplier of automotive interior components and systems. From January 2011 to April 2012, Mr. Kamsickas served as IAC’s Global Co-Chief Executive Officer and President of North America and Asia. Finally, he served as IAC’s President and Chief Executive Officer of North America/Asia from April 2007 to December 2010. Mr. Kamsickas served as a member of IAC’s Board of Directors during each of these periods. Prior to that, he spent 18 years at Lear Corporation in numerous domestic and international positions, ultimately as leader of its Interior Systems Division. Mr. Kamsickas was a member of the United States President’s Manufacturing Jobs Initiative committee. Mr. Kamsickas currently serves on the Board of Trustees of the United Way of Greater Toledo.

Mr. Kamsickas' decades of extensive experience as a chief executive, executive and Board member leading complex, sophisticated, global manufacturing companies provide him unique experience, insight and strategic leadership capabilities to address Dana's business challenges and opportunities.

VIRGINIA A. KAMSKY	Director since 2011

Ms. Kamsky, 66, has been Chairman and Chief Executive Officer of Kamsky Associates, Inc., a strategic advisory firm since 1980. She also served as an Executive Vice President of Foamex International, Inc., and in various leadership roles at then-Chase Manhattan Bank, including as a credit and lending officer and second vice president in charge of the Chase Corporate Division-China.

Ms. Kamsky has served on the Boards of the following public companies: Spectrum Brands Holdings, Inc., W.R. Grace and Company, Sealed Air Corporation, Shorewood Packing Corporation, Foamex International, Inc., Tecumseh Products Company, Tate & Lyle PLC, Ingram-Micro Inc. and Olin Corporation.

Ms. Kamsky has a strong background in strategy as well as a vast knowledge of the Asia-Pacific market that provides Dana’s Board with a unique perspective into one of Dana’s growth markets. In addition, she has served as a board member of several other publicly traded companies giving Dana’s Board a great resource to assist in evaluating best practices.

BRIDGET E. KARLIN	Director since 2019

Ms. Karlin, 63, has been Chief Technology Officer and Vice President, Global Technology Services, IBM Corporation, a global technology company that creates, develops and manufactures technologies, including computer systems, software, networking systems, storage devices and microelectronics since 2017. Prior to her current position, Ms. Karlin served as Managing Director, Internet of Things, Intel Corporation from 2014 to 2017.

Ms. Karlin has over twenty-five years of technology experience as well as executive, financial and business operations management experience, which provides the Board with insights to strategic growth areas in guiding Dana to be successful in global markets.

RAYMOND E. MABUS, JR.	Director since 2017

Mr. Mabus, 71, is Founding Principal and CEO of The Mabus Group, a strategic advisory firm specializing in energy, sustainability, cyber security, and talent management. He served as the 75th United States Secretary of the Navy from 2009 to 2017. He was the U.S. Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996, the Governor of Mississippi from 1988 to 1992, and Auditor of the State of Mississippi from 1984 to 1988. During his career in the private sector, Mr. Mabus served as Chairman and Chief Executive Officer of Foamex International, Inc. and on the Board of Directors of Enersys. Mr. Mabus is currently a board member of Hilton Worldwide Holdings, Inc.

Mr. Mabus, over the last four decades, has served domestically and globally in a variety of high-level state and federal government roles. He has also held leadership positions in the private sector. This broad experience provides Dana with a strong source to draw upon as it enhances its leadership development capabilities. Further, Mr. Mabus’ recent global experiences as Secretary of the U.S. Navy provides “real time” perspective to Dana with respect to international strategy and business opportunities.

MICHAEL J. MACK, JR.	Director since 2018

Mr. Mack, 63, is retired. Most recently, Mr. Mack served as Group President, John Deere Financial Services, Global Human Resources and Public Affairs at Deere & Company, a manufacturer of agricultural, construction, and forestry machinery, diesel engines used in heavy equipment, and lawn care equipment, from October 2014 to November 2016. In addition, Mr. Mack served as the company’s President, Worldwide Construction & Forestry Division from June 2009 to October 2014. Mr. Mack also served as Senior Vice President and Chief Financial Officer of Deere & Company from January 2006 to May 2009. He served as the company’s Vice President and Treasurer from June 2004 to January 2006. Also, Mr. Mack served as Senior Vice President, Marketing and Administration for Deere’s Worldwide Commercial & Consumer Equipment Division from 1999 to 2004. He held assignments in dealer systems, business development, treasury, engineering, purchasing, manufacturing and marketing during his career at Deere. Mr. Mack began his career at the John Deere Des Moines Works as a summer intern engineer.

Mr. Mack brings a strong background in executive management, serving in three different senior executive roles at a global corporation. In addition, Mr. Mack brings to the Board his expertise in corporate finance, financial reporting and accounting gained as the Chief Financial Officer of a large public company. The Board also benefits from Mr. Mack’s extensive knowledge related to the business operations of the off-highway vehicle market.

R. BRUCE MCDONALD	Director since 2014

Mr. McDonald, 59, is retired. Most recently, Mr. McDonald served as Chairman and Chief Executive Officer of Adient plc, a global automotive supplier from October 2016 to June 2018. He previously served as Executive Vice President and Vice Chairman of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions, from September 2014 to October 2016. Mr. McDonald also served as Executive Vice President and Chief Financial Officer of Johnson Controls from 2005 to September 2014. Mr. McDonald joined Johnson Controls in November 2001 as Vice President and Corporate Controller and was promoted to Assistant Chief Financial Officer in 2004.

Mr. McDonald’s extensive experience as Chairman and CEO of a global automotive parts supplier as well as his former roles as Vice Chairman and Chief Financial Officer of a global manufacturer provides him with an informed understanding of the financial issues and risks that affect Dana. Additionally, Mr. McDonald’s international experience provides the Board with a global perspective helping our Board identify opportunities and minimize risks.

DIARMUID B. O’CONNELL	Director since 2018

Mr. O’Connell, 56, is the former Vice President of Business Development and was a member of the executive team at Tesla, Inc., a global designer, developer, manufacturer and seller of fully electric vehicles. He served in this role from July 2006 to September 2017. In January 2018, Mr. O’Connell was named Chief Strategy Officer, Global Head of Business Development and Partnerships of Fair, a vehicle leasing subscription service. He served in that role until April 2019 and remains an advisor to Fair. Mr. O’Connell previously served as Chief of Staff for Political Military Affairs at the United States State Department, where he was involved in policy and operational support to the United States military in various theaters of operation. Before his tenure in Washington, Mr. O’Connell worked in corporate strategy as a management consultant for Accenture, as a founder of educational software developer, Real Time Learning, and as a senior executive with both McCann Erickson Worldwide and Young and Rubicam. Mr. O’Connell is currently a board member of Albemarle Corporation and The Mobility House GmbH.

Mr. O’Connell’s strong background as a senior executive of a global automotive manufacturer such as Tesla provides the Board of Directors a valuable resource in the areas of automotive electrification and technology. Mr. O’Connell also has an extensive background in corporate strategy that the Board will be able to leverage as a part of Dana’s overall enterprise strategy. Additionally, Mr. O’Connell provides the Board a unique perspective as a former executive of a global original equipment manufacturer.

KEITH E. WANDELL	Director since 2008

Mr. Wandell, 70, is retired and has served as Lead Independent Director since December 2019. Prior to his current position, he served as Chairman of the Board of Directors from September 2016 to December 2019. He served as President and Chief Executive Officer of Harley-Davidson, Inc., a global motorcycle manufacturer, from May 2009 to May 2015 as well as its Chairman from 2012 to May 2015. He served as President and Chief Operating Officer of Johnson Controls, Inc. from July 2006 until May 2009. He was Executive Vice President of Johnson Controls from August 2003 to July 2006 and President of its Automotive & Battery Division from August 2003 to July 2006. Mr. Wandell was a board member of Harley-Davidson, Inc. and Constellation Brands, Inc. and is currently a member of the board of Dover Corporation. He is a past chairman of the board of directors of Exide Technologies.

Mr. Wandell is the former Chairman and Chief Executive Officer of one of the world’s largest motorcycle manufacturers, bringing to our Board the perspective of a leader facing a set of external economic, social, and governance issues similar to those faced by Dana.

CORPORATE GOVERNANCE

Our Board of Directors has established guidelines that it follows in matters of corporate governance. Our Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning. The following summary provides highlights of those guidelines. A complete copy of our Corporate Governance Guidelines is available online at http://www.dana.com.

Role of Board

The business of Dana is conducted by its employees, managers and corporate officers led by our CEO, with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of Dana. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long-term interests of Dana and its shareholders are being served. The Board and the corporate officers recognize that the long-term interests of Dana and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Responsibilities of the Board

The basic responsibility of our directors is to exercise their reasonable business judgment on behalf of Dana. In discharging this obligation, directors rely on, among other things, Dana’s corporate officers, outside advisors and auditors.

Pursuant to the Board’s general oversight responsibilities, among other things, the Board:

►	Evaluates the CEO’s performance and reviews Dana’s succession plan for the CEO and other officers;
►	Reviews the long-range business plans of Dana and monitors performance relative to achievement of those plans;
►	Considers long-range strategic issues and risks to Dana; and
►	Approves policies of corporate conduct that continue to promote and maintain the integrity of Dana.

Executive Sessions of the Board

Executive sessions of our non-management directors are held, without Dana management, in conjunction with each regularly scheduled Board meeting and between such Board meetings as requested, from time to time, by our Lead Independent Director or other non-management directors. These sessions are chaired by our Lead Independent Director.

Access to Management and the Independent Registered Public Accounting Firm

Our non-management directors may meet with senior management, other employees and the independent registered public accounting firm at any time, either separately or jointly, as they deem appropriate. Senior personnel of Dana and of the registered public accounting firm regularly attend portions of our Board and Committee meetings, and other personnel may be invited to attend particular meetings where appropriate.

Board Performance Assessment

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Our Nominating and Corporate Governance Committee reviews the self-evaluation process. An annual report is made to the Board on the assessment of the performance of the Board and its committees. The assessment evaluates the contribution of the Board and its committees to Dana and specifically focuses on areas in which the Board believes it or its committees could improve.

Board Leadership Structure

Under Dana’s Bylaws, the positions of Chairman of the Board and the CEO may each be held separately, or together by one person. The Board’s analysis as to whether the two positions should be combined or held separately takes into account many factors including the strong role of the Lead Independent Director and the best interests of Dana’s shareholders. While the Board had maintained a separation of the Chairman and CEO positions since 2011, the Board determined, after careful consideration during its annual evaluation of its leadership structure, that combining the two positions would enhance Dana’s governance structure and best serve Dana’s strategic objectives.

Mr. Kamsickas has served as Dana’s President and CEO since August 2015 and has served in leadership roles in the automotive industry for over 30 years, including a collective 13 years as CEO of large multinational companies in the mobility sector. Mr. Wandell has served as one of Dana’s directors since July 2008, and had served as Non-Executive Chairman from October 2016 through December 2019. Appointing Mr. Kamsickas to the additional position of Chairman in December 2019 reflects the Board’s confidence in his ability to provide oversight and to most effectively drive Dana to achieve its strategic objectives through unified leadership. The Board determined that combining the two positions provides Dana with distinct advantages, including:

►	Leveraging Mr. Kamsickas’s deep institutional knowledge and industry experience from his service as CEO;
►	Providing critical leadership, organizational stability, and a strong bridge between the Board and the management team; and
►	Driving efficient decision making and enhanced accountability.

Importantly, the Board also determined that having Mr. Wandell serve as Lead Independent Director establishes an effective balance to the combined role of Chairman and CEO.

Dana’s Bylaws and Corporate Governance Guidelines provide that when the Board determines that the Chairman and CEO positions should be combined, the Board should also have a Lead Independent Director to complement the Chairman’s role. The duties and responsibilities of the Lead Independent Director include: (i) presiding at all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors; (ii) serving as the liaison between the Chairman and the independent directors; (iii) coordinating the activities of the independent directors; (iv) developing the agenda for the executive sessions and other meetings of the independent directors; (v) advising the Chairman regarding the timing, scheduling, structuring, and the agenda of Board meetings; (vi) consulting with and providing feedback to the Chairman regarding matters discussed in executive sessions and regarding other Board matters as appropriate; and (vii) advising the Chairman regarding the flow of information from management to the Board. The duties of the Lead Independent Director help ensure the effective and independent leadership of our Board. Dana’s Bylaws and Corporate Governance Guidelines require that the Lead Independent Director be elected annually, which helps to ensure that the Board evaluates Dana’s Board leadership structure at least annually.

Succession Planning

A key responsibility of our Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels of Dana. Each year, succession planning reviews are held at every significant organizational level of Dana, culminating in a full review of senior leadership talent. During this review, the Board discusses future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which Dana makes ongoing leadership assignments.

RISK OVERSIGHT

Dana maintains a risk management program overseen by our Executive Leadership Team. In particular, our Executive Vice President and Chief Financial Officer as well as Senior Vice President, General Counsel and Secretary have responsibility for this area. In addition, our Business Unit Presidents and functional leads oversee strategic and operational risks. Risks are identified and prioritized by our management, and each of these risks is reviewed by the Audit Committee or the entire Board. For example, strategic risks are overseen by the entire Board and financial risks are overseen by our Audit Committee. Management regularly reports on each such risk to our entire Board or Audit Committee. Additional review or reporting on risks is conducted as needed or as requested by the Board or any committee. Also, our Compensation Committee periodically reviews the most important risks to ensure that compensation programs do not encourage excessive risk-taking and has implemented several mechanisms to avoid such risk-taking behavior, as detailed in the “Mitigation of Potential Risk in Pay Programs” and “Clawback Provisions” sections above.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board has several committees, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs are also set forth in the chart. The current terms of the various committee members expire at the 2020 Annual Meeting.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
R. Bruce McDonald(1)	Rachel A. Gonzalez(1)	Virginia A. Kamsky(1)
Virginia A. Kamsky	Michael J. Mack, Jr.	Rachel A. Gonzalez
Bridget E. Karlin	R. Bruce McDonald	Bridget E. Karlin
Raymond E. Mabus, Jr.	Diarmuid B. O’Connell	Raymond E. Mabus, Jr.
Michael J. Mack, Jr.		Diarmuid B. O’Connell
(1)	Chair

Audit Committee. This committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the NYSE and the SEC with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Dana's financial statements; (ii) Dana's compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm's qualifications and independence; (iv) the performance of Dana's internal audit function and independent registered public accounting firm; and (v) the preparation of the "Audit Committee Report" found in this proxy statement. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of those independence requirements established from time to time by the Board and the SEC and the listing standards of the NYSE (see "Director Independence and Transactions of Directors with Dana" section in this proxy statement). Our Board has determined that Messrs. Mack and McDonald are each an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. A current copy of the charter of the Audit Committee is available to shareholders on Dana's website at www.dana.com. The Audit Committee met five times in 2019.

Compensation Committee. This committee establishes and evaluates Dana's executive compensation policies and programs, administers Dana's 401(k), stock, incentive and retirement plans and monitors compliance with laws and regulations applicable to the documentation and administration of Dana's employee benefit plans, among other things. The Board of Directors has determined that all of the members of the Compensation Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the NYSE (see the "Director Independence and Transactions of Directors with Dana" section in this proxy statement). A current copy of the charter of the Compensation Committee is available to shareholders on Dana's website at www.dana.com. The Compensation Committee met five times in 2019. See the “Compensation Discussion and Analysis” section above for more information.

Nominating and Corporate Governance Committee. This committee monitors the effectiveness of the Board and oversees corporate governance issues. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the NYSE (see the "Director Independence and Transactions of Directors with Dana" section in this proxy statement). A current copy of the charter of the Nominating and Corporate Governance Committee is available to shareholders on Dana's website at www.dana.com. The Nominating and Corporate Governance Committee met five times in 2019.

Board and Committee Meetings. There were five meetings of the Board and fifteen meetings of the various committees of the Board. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served. Dana expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. All members of our Board of Directors attended our Annual Meeting last year.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Mr. Wandell is the Lead Independent Director at such sessions. Interested parties may communicate directly with Mr. Wandell or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Corporate Secretary,

Dana Incorporated, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Corporate Secretary may relay proper communications received to the Chairman of the Board.

DIRECTOR INDEPENDENCE AND TRANSACTIONS OF DIRECTORS WITH DANA

Independence and Transactions of Directors

The Board of Directors has determined that the eight non-management directors are independent within the meaning of the listing standards of the NYSE. Our Board determines whether each director qualifies as an “independent director" when first elected to the Board and annually thereafter. To assist in making these determinations of independence, Dana adopted categorical standards set forth in our Director Independence Standards, a current copy of which is available to shareholders on Dana's website at www.dana.com.

Under our Director Independence Standards, if a director has a relationship with Dana (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Dana), the Board considers all relevant facts and circumstances in determining whether the relationship will interfere with the exercise of the director’s independence from Dana and our management, taking into account, among other things, the significance of the relationship to Dana, to the director, and to the persons or organizations with which the director is affiliated.

The Board has affirmatively determined that the following directors, constituting a majority of our Board of Directors, meet the categorical standards for independence and that such directors have no material relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) other than as a director: Rachel A. Gonzalez, Virginia A. Kamsky, Bridget E. Karlin, Raymond E. Mabus, Jr., Michael J. Mack, Jr., R. Bruce McDonald, Diarmuid B. O’Connell, and Keith E. Wandell.

Review of Transactions with Related Persons

Dana has procedures and policies for reviewing transactions between Dana and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Nominating and Corporate Governance Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors' independence. To assist them in their review, the Nominating and Corporate Governance Committee and the Board of Directors use the categorical standards found in Dana's Director Independence Standards, as discussed above.

In order to monitor transactions that occur between the annual reviews, the independence certification also obligates the directors to immediately notify our General Counsel in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes subsequently untrue or incomplete. Likewise, under our Standards of Business Conduct for the Board of Directors, any situation that involves, or may involve, a conflict of interest with Dana is required to be promptly disclosed to the Chairman of the Board, who will consult with the Chairman of the Nominating and Corporate Governance Committee. Executive officers are bound by the Standards of Business Conduct for Employees.

Our Board has adopted a Related-Party Transactions Policy that sets forth standards with respect to related party transactions with Dana or our subsidiaries. A current copy of this policy is available to shareholders on Dana’s website at www.dana.com.

Under the Related-Party Transactions Policy, (i) a director, nominee for director or executive officer of Dana (since the beginning of the last fiscal year), (ii) any beneficial holder of greater than five percent (5%) of Dana’s voting securities or (iii) any immediate family member of any of the foregoing, are required to seek the prior approval of the Audit Committee of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (b) Dana, or any of its subsidiaries is a participant, and (c) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In making its determination, the Audit Committee considers such factors as (i) the extent of the related party’s interest in the interested transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the interested transaction are fair to Dana and no less favorable than terms generally available in unaffiliated third-party transactions under like circumstances, (iv) whether the interested transaction would impair the independence of an outside director, (v) the benefit to Dana, and (vi) whether the interested transaction is material, taking into account: (a) the importance of the interest to the related party, (b) the relationship of the related party to the interested transaction and of the related parties to each other, (c) the dollar amount involved, and (d) the significance of the transaction to Dana’s investors in light of all the circumstances.

Notwithstanding the foregoing, our Board may determine certain interested transactions deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those pre-approved transactions are described in the Related-Party Transactions Policy.

All interested transactions, except certain pre-approved transactions, must be disclosed in Dana’s applicable SEC filings as, and to the extent, required by applicable SEC rules and regulations.

The questionnaire, certification, Director Independence Standards, Standards of Business Conduct for the Board of Directors, Standards of Business Conduct for Employees, and Related-Party Transactions Policy are all in writing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Gonzalez, as well as Messrs. Mack, McDonald and O’Connell, served as members of the Compensation Committee, as did Mr. Wandell and Ms. Kamsky for part of the year. No such member of the Compensation Committee is, or was during 2019, an officer or employee of Dana or any of its subsidiaries, nor was any such member formerly an officer of Dana or any of its subsidiaries. Moreover, no such member is an officer of a company in which an executive officer of Dana is a member of its compensation committee.

COMPENSATION OF DIRECTORS

Our Compensation Committee is responsible for making recommendations to our Board of Directors regarding the form and amount of non-employee director compensation. In determining the recommendation for director compensation, the Compensation Committee considers the recommendations of our Chairman and CEO and Senior Vice President, Human Resources, as well as information provided by Mercer.

The table below illustrates the compensation structure for non-employee directors in 2019. Employee directors receive no additional compensation for their Board service. In addition to the compensation described below, each director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Non-Employee Directors Annual Retainer Compensation (cash)
Director	$100,000
Chairman of the Board (premium)	$100,000
Audit Committee Chair	$25,000
Audit Committee Member	$10,000
Compensation Committee Chair	$20,000
Compensation Committee Member	$10,000
Governance Committee Chair	$20,000
Governance Committee Member	$10,000

Restricted Stock Units(1)	$120,000

Footnotes:

(1)	This annual grant of RSUs was made pursuant to the Plan on February 13, 2019 and vested in full on February 13, 2020. This grant was equivalent to 7,210 RSUs. Each grant is subject to accelerated vesting on death, disability, reaching mandatory retirement age (age 73) or change in control.

Deferred Compensation. Each non-employee director has the opportunity to elect to defer a percentage of the annual cash retainer into restricted stock units. The RSUs are credited as of the last day of each quarter based on the quotient obtained by dividing (i) the dollar amount of the retainer for that quarter which is being deferred by (ii) the closing price per share on the last trading day of that quarter (with the result being rounded down to the nearest whole number of RSUs). The RSUs are fully vested on the date of grant and each RSU represents the right to receive one share of our common stock (or, at our election, an equivalent cash amount) on the earlier of (i) the first business day of the calendar month coincident with or next following the date that the director terminates service as a non-employee director or (ii) the date on which a change in control occurs.

The following table provides information on the compensation of our non-employee directors for 2019.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(4)	Total ($)
Rachel A. Gonzalez	127,500	122,796	250,296
Virginia A. Kamsky	130,000	122,796	252,796
Bridget E. Karlin (3)	—	—	—
Raymond E. Mabus, Jr.	120,000	122,796	242,796
Michael J. Mack, Jr.	120,000	122,796	242,796
R. Bruce McDonald	135,000	122,796	257,796
Diarmuid O’Connell	120,000	122,796	242,796
Keith E. Wandell	215,000	122,796	337,796

Footnotes:

(1)	Employee directors do not receive any compensation with respect to their service on the Board; accordingly, Mr. Kamsickas is not included in this table.

(2)	This column reports the amount of cash compensation earned in 2019 for Board and Committee service. As noted above, directors may elect to defer a portion of their annual cash retainer into restricted stock units. During 2019, no directors deferred any of their annual retainer. The annual retainers are paid at the beginning of each quarter in arrears for service and meetings attended in the prior quarter.
(3)	Ms. Karlin joined Dana’s Board of Directors in December and received no compensation for board service in 2019.
(4)	This column reflects the full grant date fair values determined in accordance with FASB ASC Topic 718 (and dividend equivalent units earned in 2019). The aggregate number of outstanding stock awards (including dividend equivalent units) corresponding to the values listed at December 31, 2019 are shown below. Ms. Karlin had no outstanding stock awards at December 31, 2019.
Name(1)	Outstanding Stock Awards (#)
Rachel A. Gonzalez	7,210
Virginia A. Kamsky	7,210
Bridget E. Karlin	—
Raymond E. Mabus, Jr.	7,210
Michael J. Mack, Jr.	7,210
R. Bruce McDonald	7,210
Diarmuid O’Connell	7,210
Keith E. Wandell	7,210

For additional information regarding Dana’s equity compensation plan, please refer to Note 1 and Note 12 to our audited financial statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about beneficial ownership of our securities as of February 24, 2020, by persons who have either filed reports with the SEC indicating that they beneficially own more than 5% of our securities and/or a review of our shareholder records as of February 24, 2020. Unless otherwise stated, to report this information Dana relied solely on reports filed with the SEC.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	Common Stock	18,189,180	12.6%

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	Common Stock	13,364,768	9.28%

Footnotes:

(1)	BlackRock, Inc. and related entities (collectively, BlackRock) reported on a Form 13G/A filed with the SEC on February 4, 2020 holdings of common stock. It has sole voting with respect to 17,633,544 shares of common stock and dispositive power with respect to 18,189,180 shares of common stock.
(2)	The Vanguard Group reported on a Form 13G/A filed with the SEC on February 12, 2020 holdings of common stock. It has sole dispositive power with respect to 13,223,331 shares of common stock and shared dispositive power with respect to 141,437 shares of common stock.

The following tables show the amount of Dana common stock beneficially owned as of February 24, 2020 by our current Directors and named executive officers and by our Directors and executive officers as a group.

Name of Beneficial Owner	Shares(1)	Shares Acquirable within 60 Days	Percent of Class
Aziz S. Aghili	99,316	0	*
Jonathan M. Collins	37,554	0	*
Rachel A. Gonzalez	17,579	0	*
James K. Kamsickas	507,492	0	*
Virginia A. Kamsky	28,377	0	*
Bridget E. Karlin	0	0	*
Raymond E. Mabus, Jr.	17,579	0	*
Michael J. Mack, Jr.	11,580	0	*
R. Bruce McDonald	38,204	0	*
Diarmuid B. O’Connell	11,580	0	*
Robert D. Pyle	67,070	0	*
Mark E. Wallace	141,755	0	*
Keith E. Wandell	45,467	0	*
All Directors and executive officers as a group (16 persons)	1,152,661	0	*%
*	Represents holdings of less than one percent of Dana’s common stock

Footnotes:

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. None of the persons listed above has pledged his or her shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Dana's directors, executive officers and persons who own more than ten percent (10%) of a registered class of Dana's equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the NYSE not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, Dana believes that, during the year ended December 31, 2019, each of its executive officers, directors and greater than ten percent (10%) shareholders complied with all such applicable filing requirements.

PROPOSAL II SUBMITTED FOR YOUR VOTE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our shareholders to vote on an advisory (non-binding) basis on our compensation policies and practices and the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Since 2011, our Board of Directors, upon the recommendation of Dana’s shareholders, has elected to hold an annual advisory vote on Dana’s executive compensation practices.

As discussed in Compensation Discussion and Analysis (CD&A) above, the overall objectives of Dana’s executive compensation program are to attract, motivate, reward and retain talent. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to other executive officers at similar levels at other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:

►	Align management incentives and shareholder interests;
►	Motivate executive management and employees to focus on business goals over short and long-term horizons; and
►	Attract and retain executive talent.

We believe that Dana’s executive compensation programs have been effective at incentivizing the achievement of positive results, appropriately aligning pay and performance and in enabling Dana to attract and retain very talented executives within our industry. We encourage you to read our CD&A contained within this proxy statement for more detailed discussion of our compensation policies, practices and procedures.

As required by Section 14A of the Exchange Act, we are asking our shareholders to indicate their support for our executive compensation policies and practices as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our fiscal year 2019 executive compensation policies and procedures for our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Dana Incorporated (Dana) approve, on an advisory basis, the compensation of Dana’s named executive officers, as disclosed in Dana’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission as set forth in Item 402 of Regulation S-K (including the Compensation Discussion & Analysis, the compensation tables and narrative discussion).

Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider our shareholders’ concerns and take them into account when designing future executive compensation programs.

DANA'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL III SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Dana has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2020, and recommends that the shareholders vote for ratification of such appointment. PwC has served as our independent registered public accounting firm since 1915.

As a matter of good corporate governance, the selection of PwC is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if PwC is ratified as the independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Dana and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

DANA'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

PwC’s aggregate fees for professional services rendered to Dana worldwide were approximately $11.2 million and $9.7 million in the fiscal years ended December 31, 2019 and 2018, respectively. The following table shows details of these fees (in millions), all of which were pre-approved by our Audit Committee.

Service	2019 Fees	2018 Fees
Audit Fees
Audit and review of consolidated financial statements and statutory financial statements of international subsidiaries.	$10.5	$8.7

Total Audit Fees	$10.5	$8.7

Audit-Related Fees
Other audit services relating to statutory attestation services, acquisition due diligence, and new accounting standards.	$0.3	$0.9

Total Audit-Related Fees	$0.3	$0.9

Tax Fees
Assistance with tax compliance, tax audits, and tax advice.	$0.4	$0.1

Total All Other Fees	$0.4	$0.1

Audit Committee Pre-Approval Policy

Our Audit Committee pre-approves the audit and non-audit services performed by our independent registered public accounting firm, PwC, in order to assure that the provision of such services does not impair PwC’s independence. The Audit Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of the pre-approved services and pre-approved cost levels. Unless a type of service to be provided by PwC has received general pre-approval, it requires specific pre-approval by the Audit Committee or the Audit Committee Chairman or a member whom he or she has designated. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered by PwC and the fees paid for the audit, audit-related, tax and other pre-approved services and reports to the Audit Committee on these matters at least quarterly. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in applicable SEC disclosure rules.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Exchange Act, will not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Exchange Act except to the extent that Dana specifically incorporates such information by reference, and will not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Dana's financial reporting process on behalf of the Board of Directors and is comprised of all outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the NYSE and the SEC. In addition to its duties regarding oversight of Dana's financial reporting process, including as it relates to the integrity of the financial statements, the independent auditors' qualifications and independence and the performance of the independent auditors and Dana's internal audit function, the Audit Committee also has sole authority to appoint or replace the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors as provided in Rule 10A-3 under the Exchange Act. In conducting its annual evaluation of the independent auditors and deciding to re-appoint the independent auditors, the Audit Committee considered, in addition to the firm’s independence and integrity:

►	The independent auditors’ competence and its compliance with regulations;
►	The business acumen, value-added benefit, continuity and consistency, and technical and core competency provided by the engagement team;
►	The effectiveness of the independent auditors’ processes, including its quality control, timeliness and responsiveness, and communication and interaction with management; and
►	The firm’s efforts toward efficiency, including with respect to process improvements and fees.

The Audit Committee periodically considers whether an independent auditor change would be advisable. Pursuant to this review, the Audit Committee believes that PwC’s continuous relationship with Dana provides PwC with valuable institutional knowledge about Dana’s operations, policies, and practices and that changing audit firms would require significant time commitments and potentially distract Dana’s management from its focus on financial reporting and internal controls. Because of PwC’s lead audit partner rotating every five years, as presently required, along with other customary auditor staffing changes, the Audit Committee believes that PwC provides fresh audit perspective without the incremental costs associated with a change in audit firms.

The Audit Committee is involved in the selection of the independent auditor’s lead audit partner every five years, including in identification of candidates, review of qualifications, candidate interviews and review of plans for successor partner transition.

The Audit Committee Charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee's responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes, and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed the audited financial statements included in Dana's Annual Report on Form 10-K with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance, and other matters.

Audit Committee discussions with the independent auditors included those required under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 1301, Communications With Audit Committees. Further, the Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning independence. The Audit Committee discussed with the independent auditors their independence from management and Dana, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent auditors are compatible with maintaining the auditors' independence. In addition, the Audit Committee reviewed with the independent auditors all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Dana's Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

The Audit Committee

R. Bruce McDonald, Chairman
Virginia A. Kamsky
Bridget E. Karlin
Raymond E. Mabus, Jr.
Michael J. Mack, Jr.

February 10, 2020

PROPOSAL IV SUBMITTED FOR YOUR VOTE

SHAREHOLDER PROPOSAL

The following shareholder proposal will be voted on at the Annual Meeting if properly presented by or on behalf of the shareholder proponent. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. John Chevedden of 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, who indicated he holds at least 300 shares of Dana stock, submitted this proposal.

The Board unanimously recommends a vote “AGAINST” this proposal.

Proposal [4] - Let Shareholders Vote on Bylaw Amendments

Shareholders request that the Board of Directors amend the bylaws to require that any amendment to bylaws that is approved by the board shall be subject to a non-binding shareholder vote as soon as practical unless such amendment is already subject to a binding shareholder vote.

It is important that bylaw amendments take into consideration the impact that such amendments can have on reducing the accountability of directors and managers and/or on limiting the rights of shareholders. For example, Directors could adopt a narrowly crafted exclusive forum bylaw to suit the unique circumstances of the company.

A proxy advisor recently adopted a policy to vote against directors who unilaterally adopt bylaw provisions or amendments to the articles of incorporation that materially diminish shareholder rights.

It is important to improve our corporate governance after our stock price fell from $21 to $13 in 5-years. This lack of performance is all the worse since this was during the 2018 authorization of increasing the share repurchase program to $200 Million. Share repurchases are supposed to increase the price of the stock even if there is no increase in company performance.

Meanwhile our Chairman, Keith Wandell, received our highest negative votes in 2019. Mr. Wandell also chaired our Executive Pay Committee.

Our directors could be neutral on this proposal to obtain feedback from shareholders without interference. However if our directors oppose this proposal then it would be useful for our directors to give recent examples of companies whose directors took the initiative and adopted bylaws that primarily benefitted shareholders.

Please vote yes:

Let Shareholders Vote on Bylaw Amendments-Proposal [4]

Board of Directors’ Statement in Opposition to the Shareholder Proposal

After careful consideration, our Board believes that the existing Bylaw approval procedure is appropriate for the reasons stated below. We remain committed to corporate governance policies and practices that enhance returns and that protect and are in the best interests of all shareholders; and we believe that the proposed resolution would run counter to those goals. Our Board therefore opposes the proposed resolution to require that all Board-adopted Bylaw amendments be subject to non-binding shareholder vote and recommends that shareholders vote “AGAINST” this proposal for the below reasons:

Our corporate governance policies already ensure that the Board is held accountable and that the shareholders can act if the Board takes actions with which they disagree.

Our Board is composed of active and effective directors. Eight of our current nine directors are independent. We have an active shareholder engagement program that provides open channels of communication between company management, directors and shareholders.

Our commitment to good corporate governance and responsiveness to shareholder concerns is exemplified by numerous shareholder-friendly structures designed to ensure that the Board is held accountable for its actions, and that shareholders may act and effect change if they so desire. As described in more detail in Dana’s governing documents, such structures include:

►	Annual director elections;
►	The availability of proxy access for shareholder director nominations;

►	The ability for shareholders to amend Bylaws by majority approval;
►	The ability of shareholders to call special meetings; and
►	The lack of any supermajority vote requirements.

Under the current regime, the shareholders would already be able to take any number of actions if the Board adopts a Bylaw provision that they disapprove, including submitting a proposal at an annual meeting (or calling a special meeting) and seeking approval to repeal or modify any Board-adopted Bylaw or holding directors responsible at annual elections of directors. We believe that these provisions ensure that the Board remains accountable to shareholders and gives shareholders impressive oversight over the Board while also giving the Board the ability and flexibility to act quickly if needed and balancing costs and benefits.

Requiring shareholder approval of every amendment to the Bylaws would be administratively burdensome and expensive.

Dana is a widely held public company. Therefore, it would be highly costly from an administrative standpoint if the Board were required to call a shareholder meeting as soon as practical after every Bylaw amendment. A non-binding vote would also generate little new value for shareholders. As stated above, if shareholders strongly disagree with a Bylaw amendment then they already have other avenues to express their dissatisfaction. However, this proposal would require a shareholder meeting to be called as soon as practical after any Bylaw amendment, even administrative amendments that are not strongly opposed, creating a drain on company resources. This would not only be monetarily taxing on the company, but would also take up the time of the Board and distract it from effectively leading the company.

The proposal is inconsistent with Delaware law.

The vast majority of larger, public companies give their boards the ability to amend Bylaws. Under Delaware law, in particular Section 109 of the Delaware General Corporation Law (the “DGCL”), a Delaware corporation may, in its certificate of incorporation, give its board of directors the ability to adopt, amend or repeal bylaws without shareholder approval. Pursuant to this provision, Article V of our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) so grants such ability to amend the Bylaws unilaterally to our Board without caveat, although as with all Board actions, the decision to adopt a Bylaw would continue to be subject to the Board’s fiduciary obligations under Delaware law.

As stated above, forcing the Board to call a non-binding shareholder vote could be time-consuming and expensive, which would significantly limit and undermine the Board’s ability to amend the Bylaws. Further, the requirement to submit all Board-adopted Bylaws to a precatory vote could impose a practical limitation on the ability of the company to rely on or otherwise utilize the Bylaw until the vote has occurred.

As stated above, any Bylaw that is inconsistent with law or the Certificate of Incorporation would be invalid under Section 109 of the DGCL. Because the proposal would impose significant restrictions on the Board’s ability to adopt Bylaws, which are not authorized by, and conflict with, Dana’s Certificate of Incorporation, it would be improper under Delaware law for the Board to adopt the Bylaw as mandated by the proposal.

For the foregoing reasons, it is our belief that the proposal would not be in the best interest of shareholders or Dana.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

ANNUAL REPORT TO SHAREHOLDERS

We are pleased to take advantage of SEC rules that permit issuers to furnish their proxy materials to shareholders on the internet. Shareholders may request a paper copy of this proxy statement and the 2019 Annual Report by:

Internet www.proxyvote.com
Telephone 1-800-579-1639
Email sendmaterial@proxyvote.com

When requesting materials, the control number found in the box marked by an arrow on the Notice and Access card will need to be provided.

A copy of Dana’s Annual Report on Form 10-K for the year-ended December 31, 2019, including the consolidated financial statements, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Dana Incorporated, Attention: Investor Relations, 3939 Technology Drive, Maumee, Ohio 43537.

OTHER MATTERS

The Board is not aware of any other additional matters to be presented at the 2020 Annual Meeting of Shareholders. The Board does not currently intend to submit any additional matters for a vote at the 2020 Annual Meeting of Shareholders, and no other shareholder has provided the required notice of the shareholder's intention to propose any matter at the 2020 Annual Meeting of Shareholders. However, under Dana's Bylaws, the Board may, without notice, properly submit additional matters for a vote at the 2020 Annual Meeting of Shareholders. If the Board does so, the shares represented by proxies in the accompanying form will be voted with respect to the matter in accordance with the judgment of the person or persons voting the shares.

By Order of the Board of Directors

Douglas H. Liedberg
Senior Vice President, General Counsel, and Corporate Secretary

March 12, 2020

DANA INCORPORATED
3939 TECHNOLOGY DRIVE
MAUMEE, OH 43537

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E93834-P33805 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DANA INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of directors:

01) Rachel A. Gonzalez
02) James K. Kamsickas
03) Virginia A. Kamsky
04) Bridget E. Karlin
05) Raymond E. Mabus, Jr.
06) Michael J. Mack, Jr.
07) R. Bruce McDonald
08) Diarmuid B. O'Connell
09) Keith E. Wandell

		For	Against	Abstain
2.	Approval of a non-binding advisory proposal approving executive compensation.	☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	☐	☐	☐
4.	A shareholder proposal regarding a non-binding shareholder vote for Board-adopted Bylaw amendments.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and title of the authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

DANA INCORPORATED

2020 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 22, 2020
8:30 a.m., Eastern Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2019 Annual Report are available at www.proxyvote.com

If you plan to attend the Annual Meeting of Shareholders, you must pre-register. Please contact Dana's Shareholder Services by e-mail at InvestorRelations@dana.com or by telephone at 1-800-537-8823 providing your name, address, and telephone number. In addition to ownership confirmation, you must also present government-issued photo identification showing your name, address and signature for admission. Annual meeting pre-registration requests must be received by the end of business on Tuesday, April 21, 2020.

E93835-P33805

Dana Incorporated
3939 Technology Drive
Maumee, OH 43537

proxy

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints Douglas H. Liedberg and Joseph H. Heckendorn or either of them, as Proxies, each with the power to appoint his substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Dana Incorporated held of record by the undersigned on February 24, 2020, at the Annual Meeting of Shareholders to be held on April 22, 2020, and at any adjournments or postponements of the meeting.

IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)